As filed with the SEC on _________________.	Registration No. 33-20018

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-1

Post-Effective Amendment No. 19

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

in respect of

PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT
REAL PROPERTY ACCOUNT

(Exact Name of Registrant)

c/o PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
213 Washington Street
Newark, New Jersey 07102-2992
(800) 778-2255
(Address and telephone number of principal executive offices)
_________________

Thomas C. Castano
Assistant Secretary
Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992
(800) 778-2255
(Name, address, and telephone number of agent for service)

Copy to:
Christopher E. Palmer, Esq.
Goodwin Procter LLP
901 New York Avenue, N.W.
Washington, D.C. 20001
_________________

                                                      CROSS REFERENCE SHEET
                                                    (as required by Form S-1)

S-1 Item Number and Caption                                          Location

   1.   Forepart of the  Registration  Statement and Outside
        Front Cover Page of Prospectus......................         Cover

   2.   Inside   Front  and  Outside  Back  Cover  Pages  of
        Prospectus..........................................         Inside Front Cover

   3.   Summary  Information,  Risk  Factors  and  Ratio  of
        Earnings to Fixed Charges...........................         Prospectus Cover; Summary; Risk Factors

   4.   Use of Proceeds.....................................         Investment    Policies;    Current   Real    Estate-Related
                                                                     Investments;   Management's   Discussion  and  Analysis  of
                                                                     Financial Condition and Results of Operations

   5.   Determination of Offering Price.....................         Not Applicable

   6.   Dilution............................................         Not Applicable

   7.   Selling Security Holders............................         Not Applicable

   8.   Plan of Distribution................................         Distribution of the Contracts

   9.   Description of Securities to be Registered..........         Prospectus Cover;  General Information about Pruco Life
                                                                     Insurance  Company  of  New Jersey,  Pruco Life of New Jersey
                                                                     Variable Contract Real Property  Account,  The  Prudential
                                                                     Variable Contract  Real  Property  Partnership,  and The Investment
                                                                     Manager;  The Real  Property  Account's  Unavailability  to
                                                                     Certain   Contracts;    Valuation   of   Contract   Owners'
                                                                     Participating   Interests;    Charges;    Restrictions   on
                                                                     Withdrawals;  Restrictions on Contract  Owners'  Investment
                                                                     in the Real Property Account

  10.   Interests of Named Experts and Counsel..............         Not Applicable

  11.   Information With Respect to the
        Registrant..........................................         General Information about Pruco Life Insurance Company of
                                                                     New Jersey,  Pruco Life of New Jersey Variable Contract Real Property
                                                                     Account,  The  Prudential  Variable  Contract Real Property
                                                                     Partnership,   and  The  Investment   Manager;   Investment
                                                                     Policies;   Current   Real   Estate-Related    Investments;
                                                                     Management's   Discussion   and   Analysis   of   Financial
                                                                     Condition and Results of Operations;  Per Share  Investment
                                                                     Income  and  Capital  Changes;   Investment   Restrictions;
                                                                     Conflicts  of  Interest;   Valuation  of  Contract  Owners'
                                                                     Participating Interests; Financial Statements;  Litigation;
                                                                     State Regulation; Federal Income Tax Considerations

  12.   Disclosure  of   Commission   Position  on  Indemni-
        fication for Securities Act Liabilities.............         Not Applicable

PART I

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

May 1, 2006

PRUCO LIFE OF NEW JERSEY

VARIABLE CONTRACT

REAL PROPERTY ACCOUNT

This prospectus is attached to two other types of prospectuses. The first describes either a variable annuity contract or a variable life insurance contract (collectively, the "Contract") issued by Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey," "us," "we," or "our"), a stock life insurance company that is an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"). The second prospectus describes several investment options available under that variable contract through The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Series Fund consists of separate investment portfolios that are mutual funds, each with a different investment policy and objective.

This prospectus describes the Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account"), an additional available investment option. Although it is not a mutual fund, in many ways it is like a mutual fund. Instead of holding a diversified portfolio of securities, such as stocks or bonds, it consists mainly of a portfolio of commercial and residential real properties.

Pruco Life of New Jersey determines the price of a "share" or, as we call it, a "participating interest" in this portfolio of properties, just as it does for the other investment options. It is based upon our best estimate of the fair market value of the properties and other assets held in this portfolio. The portion of your "Contract Fund" (the total amount invested under the Contract) that you allocate to this investment option will change daily in value, up or down, as the fair market value of these real properties and other assets change.

The risks of investing in real property are different from the risks of investing in mutual funds. See RISK FACTORS. Also, your ability to withdraw or transfer your investment in this option is not as freely available as it is for the other investment options. See RESTRICTIONS ON WITHDRAWALS.

Please read this prospectus and keep it for future reference.

The Securities and Exchange Commission ("SEC") maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                Pruco Life Insurance Company of New Jersey

                213 Washington Street

                Newark, New Jersey 07102-2992

                Telephone: (800) 778-2255

PRPA-2 Ed 5-2006

PROSPECTUS CONTENTS

Page

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED RATIOS	1

SUMMARY	2
Investment of The Real Property Account Assets	2
Investment Objectives	2
Risk Factors	2
Summary of Charges	3
Availability to Pruco Life of New Jersey Contracts	3

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY OF	3
NEW JERSEY, PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL	3
PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL	3
PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER	3
Pruco Life Insurance Company of New Jersey	3
Pruco Life of New Jersey Variable Contract Real Property Account	3
The Prudential Variable Contract Real Property Partnership	4
The Investment Manager	4

INVESTMENT POLICIES	5
Overview	5
Investment in Direct Ownership Interests in Real Estate	5
Investments in Mortgage Loans	6
Investments in Sale-Leasebacks	7
General Investment and Operating Policies	8

CURRENT REAL ESTATE-RELATED INVESTMENTS	9
Properties	9

RISK FACTORS	9
Liquidity of Investments	9
General Risks of Real Property Investments	10
Reliance on The Partners and The Investment Manager	11

INVESTMENT RESTRICTIONS	11

DIVERSIFICATION REQUIREMENTS	12

CONFLICTS OF INTEREST	12

THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN	14

CONTRACTS	14

VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS	14

BORROWING BY THE PARTNERSHIP	15

CHARGES	15

RESTRICTIONS ON WITHDRAWALS	16

RESTRICTIONS ON CONTRACT OWNERS’ INVESTMENT IN THE REAL	17

PROPERTY ACCOUNT	17

FEDERAL INCOME TAX CONSIDERATIONS	17

DISTRIBUTION OF THE CONTRACTS	17

STATE REGULATION	17

ADDITIONAL INFORMATION	17

EXPERTS	18

LITIGATION	18

REPORTS TO CONTRACT OWNERS	18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS	18

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	24

FINANCIAL STATEMENTS	25

FINANCIAL STATEMENTS OF PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT

REAL PROPERTY ACCOUNT	A1

FINANCIAL STATEMENTS OF THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY

PARTNERSHIP	B1

PER SHARE INVESTMENT INCOME, CAPITAL CHANGES AND SELECTED

RATIOS

(FOR A SHARE OUTSTANDING THROUGHOUT THE PERIOD)

The following information on per share investment income, capital changes and selected ratios has been provided for your information. This page should be read in conjunction with the financial statements and notes thereto of The Prudential Variable Contract Real Property Partnership included in this prospectus.

	01/01/2005	01/01/2004	01/01/2003	01/01/2002	01/01/2001
	to	to	to	to	to
	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001

Revenue from real estate and improvements	$3.80	$3.78	$ 3.43	$ 3.22	$ 2.71
Equity in income of real estate partnership	$0.04	$0.09	$ 0.07	$ 0.03	$ 0.08
Dividend income from real estate investment trusts	$0.00	$0.00	$ 0.00*	$ 0.00*	$ 0.24
Interest and equity income on mortgage and other loans receivable	$0.04	$0.02	-	-	-
Income from other real estate investments	$0.00	$0.03	-	-	-
Interest on short-term investments	$0.14	$0.03	$0.04	$0.06	$ 0.03

TOTAL INVESTMENT INCOME	$4.02	$3.95	$ 3.54	$ 3.31	$ 3.06

Investment Management fee	$0.40	$0.36	$ 0.33	$ 0.30	$ 0.30
Real Estate Taxes	$0.33	$0.36	$ 0.34	$ 0.35	$ 0.30
Administrative expense	$0.62	$0.71	$ 0.46	$ 0.41	$ 0.28
Operation expense	$1.04	$1.02	$ 0.67	$ 0.64	$ 0.60
Interest expense	$0.30	$0.40	$ 0.33	$ 0.24	$ 0.20
Minority interest in consolidated partnership	$0.02	$0.03	$ 0.03	$ 0.04	$ 0.02

TOTAL INVESTMENT EXPENSES	$2.71	$2.89	$2.16	$1.98	$ 1.70

NET INVESTMENT INCOME	$1.29	$1.06	$ 1.38	$ 1.33	$ 1.36

Net realized gain (loss) on real estate investments sold
or converted	$0.87	$0.23	$ 0.06	$ 0.05	($ 0.02)

Change in unrealized gain (loss) on real estate investments	$1.47	$0.33	($ 0.81)	($ 1.07)	($ 0.26)
Minority interest in unrealized gain (loss) on investments	$0.17	$0.12	$ 0.10	($ 0.02)	$ 0.00 *

Net unrealized gain (loss) on real estate investments	$1.30	$0.21	($ 0.91)	($ 1.09)	($ 0.26)

NET REALIZED AND UNREALIZED
GAIN (LOSS) ON INVESTMENTS	$2.17	$0.45	($ 0.85)	($ 1.04)	($ 0.28)

Net change in share value	$3.44	$1.49	$ 0.55	$ 0.29	$ 1.08

Share value at beginning of period	$26.15	$24.66	$ 24.11	$ 23.82	$ 22.74
Share value at end of period	$29.59	$26.15	$ 24.66	$ 24.11	$ 23.82

Ratio of expenses to average net assets (1)	9.78%	11.34%	8.94%	8.34%	7.26%

Ratio of net investment income to average net assets (1)	4.64%	4.16%	5.77%	5.59%	5.93%

Number of weighted shares outstanding at
end of period (000’s)	7,133	7,364	7,640	8,193	8,922

All per share calculations are based on weighted average shares outstanding.

(1) Average net assets are calculated based on an average of ending monthly net assets.

*Per Share amount less than $0.01 (rounded)

1 - Real Property

SUMMARY

This Summary provides a brief overview of the more significant aspects of the Real Property Account. We provide further detail in the subsequent sections of this prospectus.

The Real Property Account is a separate account of Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”) created pursuant to New Jersey insurance law. Under that law, the assets of the Real Property Account are not chargeable with liabilities arising out of any other business of Pruco Life of New Jersey. Owners of certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey may allocate a portion of their net premiums or purchase payments, or transfer a portion of their Contract Fund, to the Real Property Account. Values and benefits under the Contracts will thereafter reflect the investment experience of the Real Property Account. Contract owners, not Pruco Life of New Jersey, bear the risks and rewards of the investment performance of the Real Property Account to the extent of the Contract owner's Contract Fund invested in the Real Property Account. This prospectus is attached to and should be read in conjunction with the prospectus for the Contract you selected.

Investment of The Real Property Account Assets

The Real Property Account assets are invested primarily in income-producing real estate through The Prudential Variable Contract Real Property Partnership (the "Partnership"), which is a general partnership that was established by Prudential and two of its wholly-owned subsidiaries, Pruco Life Insurance Company ("Pruco Life") and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”). See The Prudential Variable Contract Real Property Partnership. Currently Prudential serves as the investment manager of the Partnership. Prudential acts through Prudential Investment Management, Inc. See The Investment Manager. The Partnership invests at least 65% of its assets in direct ownership interests in:

1.	income-producing real estate;
2.	participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and
3.	real property sale-leasebacks negotiated on behalf of the Partnership.

The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership's assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership's assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.

Investment Objectives

The investment objectives of the Partnership are to:

1.	preserve and protect the Partnership's capital;
2.	compound income by reinvesting investment cash flow; and
3.	over time, increase the income amount through appreciation in the value of permitted investments and, to a lesser extent, through mortgage loans and sale-leaseback transactions.

There is no assurance that the Partnership's objectives will be attained. See INVESTMENT POLICIES.

Risk Factors

Investment in the Real Property Account, and thereby, participation in the investment experience of the Partnership, involves significant risks. See RISK FACTORS. These include the risk of fluctuating real estate values and the risk that the appraised or estimated values of the Partnership's real property investments will not be realized upon their disposition. Many of the Partnership's real estate investments will not be quickly convertible into cash. Therefore, the Real Property Account should be viewed as a long-term investment. See RESTRICTIONS ON WITHDRAWALS.

Pruco Life of New Jersey and the investment manager have taken steps to ensure that the Real Property Account and Partnership will be sufficiently liquid to satisfy all withdrawal or loan requests promptly (within seven days), see Liquidity of Investments. Prudential’s management of the Partnership is subject to certain conflicts of interest, including the possible acquisition of properties from Prudential Financial affiliates. See CONFLICTS OF INTEREST.

2 - Real Property

Summary of Charges

The Partnership pays a daily investment management fee, which amounts to 1.25% per year of the average daily gross assets of the Partnership. The Partnership also compensates the investment manager for providing certain accounting and administrative services. See CHARGES. The portion of your Contract Fund allocated to the Real Property Account is subject to the same Contract charges as the portion of your Contract Fund allocated to The Prudential Series Fund, Inc. (the "Series Fund"). The Series Fund is the underlying funding vehicle for the other variable investment options available to Contract owners. You should read the Contract prospectus for a description of those charges.

Availability to Pruco Life of New Jersey Contracts

The Real Property Account is currently available to purchasers of Pruco Life of New Jersey's Variable Appreciable Life® Insurance Contracts, Variable Life Insurance Contracts, Discovery® Life Plus Contracts and Discovery® Plus Contracts. It is not available on Contracts that are purchased in connection with IRAs, Section 403(b) annuities, and other tax-qualified plans, that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or to the prohibited transaction excise tax provisions of the Internal Revenue Code. See THE REAL PROPERTY ACCOUNT'S UNAVAILABILITY TO CERTAIN CONTRACTS. For example, a Variable Appreciable Life Contract owner who elects to invest part of his or her net premiums in the Pruco Life of New Jersey Variable Appreciable Account, a separate account of Pruco Life of New Jersey registered as a unit investment trust under the Investment Company Act of 1940, and part in the Real Property Account, will be subject to the same: (1) monthly sales charges; (2) risk charges; (3) administrative charges; (4) insurance charges; and (5) contingent deferred sales charges without regard to what portion is invested in the Pruco Life of New Jersey Variable Appreciable Account and what portion is invested in the Real Property Account. The Real Property Account has established different subaccounts, relating to the different types of variable Contracts that may participate in the Real Property Account. These subaccounts provide the mechanism and maintain the records whereby these different Contract charges are made.

This prospectus may only be offered in jurisdictions in which the offering is lawful. No person is authorized to make any representations in connection with this offering other than those contained in this prospectus.

GENERAL INFORMATION ABOUT PRUCO LIFE INSURANCE COMPANY OF

NEW JERSEY, PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL

PROPERTY ACCOUNT, THE PRUDENTIAL VARIABLE CONTRACT REAL

PROPERTY PARTNERSHIP, AND THE INVESTMENT MANAGER

Pruco Life Insurance Company of New Jersey

Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), a stock life insurance company, was organized on September 17, 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities only in the States of New Jersey and New York. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained.

Pruco Life of New Jersey is an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”), a stock life insurance company that has been doing business since October 13, 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”), a New Jersey insurance holding company. As Pruco Life of New Jersey’s ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life of New Jersey and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life of New Jersey may owe under the contract or policy.

Pruco Life of New Jersey's financial statements appear in the statement of additional information for the Contract prospectus, which is available upon request.

Pruco Life of New Jersey Variable Contract Real Property Account

The Pruco Life of New Jersey Variable Contract Real Property Account (the "Real Property Account") was established on October 30, 1987 under New Jersey law as a separate investment account. The Real Property Account meets the definition of a "separate account" under the federal securities laws. The Real Property Account holds assets that are separated from all of Pruco Life of New Jersey's other assets. The Real Property Account is used only to support the variable benefits payable under the Contracts that are funded by the real estate investment option.

The Contract obligations to Contract owners and beneficiaries are general corporate obligations of Pruco Life of New Jersey. Pruco Life of New Jersey is also the legal owner of the Real Property Account assets. Pruco Life of New Jersey

3 - Real Property

will maintain assets in the Real Property Account with a total market value at least equal to the amounts credited under the real estate option to all the Contracts participating in the Real Property Account. These assets may not be charged with liabilities, which arise from any other business that Pruco Life of New Jersey conducts. In addition to these assets, the Real Property Account's assets may include funds contributed by Pruco Life of New Jersey, and reflect any accumulations of the charges Pruco Life of New Jersey makes against the Real Property Account. See VALUATION OF CONTRACT OWNER'S PARTICIPATING INTERESTS.

Pruco Life of New Jersey will bear the risks and rewards of the Real Property Account's investment experience to the extent of its investment in the Real Property Account. Pruco Life of New Jersey may withdraw or redeem its investment in the Real Property Account at any time. We will not make any such redemption if it will have a materially adverse impact on the Real Property Account. Accumulations of charges will be withdrawn on a regular basis.

Unlike the other separate accounts funding the Contracts, the Real Property Account is not registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 as an investment company. For state law purposes, the Real Property Account is treated as a part or division of Pruco Life of New Jersey. Contract owners have no voting rights with respect to the Real Property Account. The Real Property Account is under the control and management of Pruco Life of New Jersey. The Board of Directors and officers of Pruco Life of New Jersey are responsible for the management of the Real Property Account. No salaries of Pruco Life of New Jersey personnel are paid by the Real Property Account. Information regarding the directors and officers of Pruco Life of New Jersey is contained in the attached prospectus for the Contract. The financial statements of the Real Property Account begin on page A1.

The Prudential Variable Contract Real Property Partnership

The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the "Partnership"). The Partnership, a general partnership organized under New Jersey law on April 29, 1988, was formed through an agreement among The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey, to provide a means for assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies to be invested in a commingled pool. This was done to provide greater diversification of investments and lower transaction costs than would be possible if the assets were separately invested by each company. All amounts allocated to the Real Property Account are contributed by Pruco Life of New Jersey to the Partnership. Pruco Life of New Jersey's general partnership interest in the Partnership is held in the Real Property Account.

The initial contributions to the Partnership were made on April 29, 1988. Prudential contributed $100,000 in cash to the Partnership; Pruco Life of New Jersey contributed $100,000 in cash to the Partnership; and Pruco Life contributed the real estate and other assets held in its real estate separate account, which had been actively investing in real estate for more than a year. Those assets had an estimated market value of $91,538,737 on that date. Each Partner is entitled to its respective proportionate share of all income, gains, and losses of the Partnership.

The Partnership assets are valued on each business day. The value of each Partner's interest will fluctuate with the investment performance of the Partnership. In addition, the Partners’ interests are proportionately readjusted, at the current value, on each day when a Partner makes a contribution to, or withdrawal from, the Partnership. When you choose to allocate a portion of your net premiums or purchase payments, or transfer a portion of your Contract Fund, to the Real Property Account, Pruco Life of New Jersey will contribute that amount to the Partnership as a capital contribution. It will correspondingly increase the Real Property Account's interest in the Partnership. Values and benefits under the Contract will thereafter vary with the performance of the Partnership's investments. For more information on how the value of your interest in the Real Property Account and the value of the Partnership's investments are calculated, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

Contract owners have no voting rights with respect to the Partnership operations. The financial statements of the Partnership begin on page B1.

The Investment Manager

Currently, Prudential Investment Management, Inc. (“PIM”) acts as investment manager of the Partnership. PIM invests in and manages real estate equities and mortgages for the general account and separate accounts of Prudential Financial affiliates, and other third party accounts.

PIM, on behalf of the general account, and separate accounts of Prudential Financial affiliates, and other third party accounts, is one of the largest real estate investors in North America. PIM and Prudential Financial affiliates participate in real estate ventures through public and private partnerships. As of December 31, 2005, PIM managed $42.4 billion of net domestic real estate mortgages and equities of which $22.3 billion is in Prudential’s general account and $20.1

4 - Real Property

billion is in separate accounts and other third party accounts. Statement value for general account assets is recorded at depreciated cost and for assets in separate accounts and other third party accounts at market value. For a discussion of how the Partnership's real estate-related investments are valued, see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

PIM has  organized  its real estate  activities  into  separate  business  units within  Prudential's  Global Asset  Management  Group.
Prudential  Real Estate  Investors  (PREI™) is the unit  responsible  for the  investments  of the Real  Property  Partnership.  PREI's investment staff is responsible for both general account and third party account real estate investment management activities.

PREI provides global investment  management services to institutional  investors  worldwide.  PREI is headquartered in Parsippany,  New
Jersey  and has 4 field  offices  across the  United  States.  As of  December  31,  2005,  PREI had under  management,  within the US, approximately  34.2 million net rentable  square feet of office real estate,  28.3 million net rentable  square feet of industrial real estate, 14.8 million net rentable square feet of retail real estate,  3,743 hotel rooms, 17,738 multifamily  residential units, and 9.4 million units of self-storage real estate.

PIM has entered into an administrative services agreement with Prudential, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey under which it pays the companies a fee for performing certain of PIM’s record keeping and other obligations under its investment management agreement with the Partnership.

INVESTMENT POLICIES

Overview

The Partnership has an investment policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans. The largest portion of these real estate investments are direct ownership interests in income-producing real estate, such as office buildings, shopping centers, hotels, apartments, or industrial properties. Approximately 10% of the Partnership’s assets are generally held in cash or invested in liquid instruments and securities although the Partners reserve discretion to increase this amount to meet partnership liquidity requirements. The remainder of the Partnership’s assets are invested in other types of real estate-related investments, including real estate investment trusts.

Investment in Direct Ownership Interests in Real Estate

Acquisition. The Partnership's principal investment policy involves acquiring direct ownership interests in existing (including newly constructed) income-producing real estate, including office buildings, shopping centers, apartment buildings, industrial properties, and hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Property acquisitions will generally be carried out by the real estate acquisition offices in PREI's network of field offices located in Parsippany, New Jersey, Atlanta, Georgia, Chicago, Illinois and San Francisco, California. A field office or an affiliate of Prudential Financial supervises the management of properties in all of PIM's accounts.

Proposals to acquire properties for the Partnership are usually originated by a field office. They are reviewed and approved by the Investment Management Committee of PREI. Depending upon the size of the acquisition and other factors, a proposed real estate investment may also be submitted for review to the Investment Committee of the Board of Directors of Prudential.

Although percentage limitations on the type and location of properties that may be acquired by the Partnership have not been established, the Partnership plans to diversify its investments through the type of property acquired and its geographic location. The Partnership's investments will be maintained to meet the Internal Revenue Code diversification requirements. See General Investment and Operating Policies.

In order for the Partnership to meet its stated objectives, it will have to acquire properties that generate more cash than needed to pay its gross operating expenses. To do this, a substantial portion of the Partnership's assets will be invested in properties with operating histories that include established rent and expense schedules. However, the Partnership may also acquire recently constructed properties that may be subject to agreements with sellers providing for certain minimum levels of income. Upon the expiration of or default under these agreements, there is no assurance that the Partnership will maintain the level of operating income necessary to produce the return it was previously experiencing. The Partnership may purchase real property from Prudential Financial or its affiliates under certain conditions. See CONFLICTS OF INTEREST.

The property acquired by the Partnership is usually real estate, which is ready for use. Accordingly, the Partnership is not usually subject to the development or construction risks inherent in the purchase of unimproved real estate. From

5 - Real Property

time to time, however, the Partnership may invest in a developmental real estate project that is consistent with the Partnership's objectives. The Partnership will then be subject to those risks.

The Partnership will often own the entire fee interest in an acquired property, but it may also hold other direct ownership interests. These include, but are not limited to, partnership interests, limited liability company interests, leaseholds, and tenancies in common.

Property Management and Leasing Services. The Partnership usually retains a management company operating in the area of a property to perform local property management services. A field office or other affiliate of Prudential Financial will usually: (1) supervise and monitor the performance of the local management company; (2) determine and establish the required accounting information to be supplied; (3) periodically inspect the property; (4) review and approve property operating budgets; and (5) review actual operations to ensure compliance with budgets. In addition to day-to-day management of the property, the local management company will have responsibility for: (1) supervision of any on-site personnel; (2) negotiation of maintenance and service contracts; (3) major repair advice; (4) replacements and capital improvements; (5) the review of market conditions to recommend rent schedule changes; and (6) creation of marketing and advertising programs to obtain and maintain good occupancy rates by responsible tenants. The local management company fees will reduce the cash flow from the property to the Partnership.

The Partnership usually retains a leasing company to perform leasing services on any property with actual or projected vacancies. The leasing company will coordinate with the property management company to provide marketing and leasing services for the property. When the property management company is qualified to handle leasing, it may also be hired to provide leasing services. Leasing commissions and expenses will reduce the cash flow from the property to the Partnership.

PREI may, on behalf of the Partnership, hire a Prudential Financial affiliate to perform property management or leasing services. The affiliate's services must be provided on terms competitive with unaffiliated entities performing similar services in the same geographic area. See CONFLICTS OF INTEREST.

Annually, the field office which oversees the management of each property owned by the Partnership will, together with the local property management firm, develop a business plan and budget for each property. It will consider, among other things, the projected rollover of individual leases, necessary capital expenditures and any expansion or modification of the use of the property. The approval of an officer of PREI is required. The field office will also periodically report the operating performance of the property to PREI.

Investments in Mortgage Loans

Types of Mortgage Loans

The Partnership is authorized to invest in mortgage loans, including conventional mortgage loans that may pay fixed or variable rates of interest and mortgage loans that have a "participation" (as defined below). The Partnership will not make mortgage loans to Prudential Financial affiliates.

The Partnership intends to give mortgage loans on: (1) commercial properties (such as office buildings, shopping centers, hotels, industrial properties, and office showrooms); (2) agricultural properties; and (3) residential properties (such as garden apartment complexes and high-rise apartment buildings). These loans are usually secured by properties with income-producing potential based on historical or projected data. Usually, they are not personal obligations of the borrower and are not insured or guaranteed.

1. First Mortgage Loans. The Partnership will primarily make first mortgage loans secured by mortgages on existing income-producing property. These loans may provide for interest-only payments and a balloon payment at maturity.

2. Wraparound Mortgage Loans. The Partnership also may make wraparound mortgage loans on income-producing properties which are already mortgaged to unaffiliated entities. A wraparound mortgage loan is a mortgage with a principal amount equal to the outstanding balance of the prior existing mortgage plus the amount to be advanced by the lender under the wraparound mortgage loan, thereby providing the property owner with additional funds without disturbing the existing loan. The terms of wraparound mortgage loans made by the Partnership require the borrower to make all principal and interest payments on the underlying loan to the Partnership, which will then pay the holder of the prior loan. Because the existing first mortgage loan is preserved, the lien of the wraparound mortgage loan is junior to it. The Partnership will make wraparound mortgage loans only in states where local applicable foreclosure laws permit a lender, in the event of the borrower's default, to obtain possession of the property which secures the loan.

3. Junior Mortgage Loans. The Partnership may also invest in other junior mortgage loans. Junior mortgage loans will be secured by mortgages which are subordinate to one or more prior liens on the real property. They will generally, but not in all cases, provide for repayment in full prior to the end of the amortization period of the senior mortgages.

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Recourse on such loans will include the real property encumbered by the Partnership's mortgage and may also include other collateral or personal guarantees by the borrower.

The Partnership will generally make junior or wraparound mortgage loans only if the senior mortgage, when combined with the amount of the Partnership's mortgage loan, would not exceed the maximum amount which the Partnership would be willing to commit to a first mortgage loan and only under such circumstances and on such property as to which the Partnership would otherwise make a first mortgage loan.

4. Participations. The Partnership may make mortgage loans, which, in addition to charging a base rate of interest, will include provisions permitting the Partnership to participate (a "participation") in the economic benefits of the underlying property. The Partnership would receive a percentage of: (1) the gross or net revenues from the property operations; and/or (2) the increase in the property value realized by the borrower, such as through sale or refinancing of the property. These arrangements may also grant the Partnership an option to acquire the property or an undivided interest in the property securing the loan. When the Partnership negotiates the right to receive additional interest in the form of a percentage of the gross revenues or otherwise, the fixed cash return to the Partnership from that investment will generally be less than would otherwise be the case. It is expected that the Partnership will be entitled to percentage participations when the gross or net revenues from the property operations exceed a certain base amount. This base amount may be adjusted if real estate taxes or similar charges are increased. The form and extent of the additional interest that the Partnership receives will vary with each transaction depending on: (1) the equity investment of the owner or developer of the property; (2) other financing or credit obtained by the owner or developer; (3) the fixed base interest rate on the mortgage loan by the Partnership; (4) any other security arrangement; (5) the cash flow and pro forma cash flow from the property; and (6) market conditions.

The Partnership intends to use this additional interest as a hedge against inflation. It assumes that as prices increase in the economy, the rental prices on properties, such as shopping centers or office buildings, will increase and there should be a corresponding increase in the property value. There is no assurance that additional interest or increased property values will be received. In that event, the Partnership will be entitled to receive only the fixed portion of its return.

Standards for Mortgage Loan Investments

In making mortgage loans, the investment manager will consider relevant real property and financial factors, including: (1) the location, condition, and use of the underlying property; (2) its operating history; (3) its future income-producing capacity; and (4) the quality, experience, and creditworthiness of the unaffiliated borrower.

Before the Partnership makes a mortgage loan, the investment manager analyzes the fair market value of the underlying real estate. In general, the amount of each mortgage loan made by the Partnership will not exceed, when added to the amount of any existing indebtedness, 80% of the estimated or appraised value of the property mortgaged.

Dealing With Outstanding Loans

The Partnership may sell its mortgage loans prior to maturity if it is deemed advisable by the investment manager and consistent with the Partnership's investment objectives. The investment manager may also: (1) extend the maturity of any mortgage loan made by the Partnership; (2) consent to a sale of the property subject to a mortgage loan or finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the mortgage loan); (3) renegotiate the terms of a mortgage loan; and (4) otherwise deal with the mortgage loans of the Partnership.

Investments in Sale-Leasebacks

A portion of the Partnership's investments may consist of real property sale-leaseback transactions ("leasebacks"). In this type of transaction, the Partnership will purchase land and income-producing improvements on the land and simultaneously lease the land and improvements, generally to the seller, under a long-term lease. Leasebacks may be for very long periods and may provide for increasing payments from the lessee.

Under the terms of the leaseback, the tenant will operate, or provide for the operation of, the property and generally be responsible for the payment of all costs, including: (1) taxes; (2) mortgage debt service; (3) maintenance and repair of the improvements; and (4) insurance. In some cases, the Partnership may also grant the lessee an option to acquire the land and improvements from the Partnership after a period of years. The option exercise price would be based on the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property or other objective criteria reflecting the increased value of the property.

In some leaseback transactions, the Partnership may only purchase the land under an income-producing building and lease the land to the building owner. In such cases, the Partnership may seek, in addition to base rents in its leasebacks, participations in the gross revenues from the building in a form such as a percentage of the gross revenues

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of the lessee above a base amount (which may be adjusted if real property taxes increase or for other events). The Partnership may invest in leasebacks which are subordinate to other interests in the land, buildings, and improvements, such as a first mortgage, other mortgage, or lien. In those situations, the Partnership's leaseback interest will be subject to greater risks.

The Partnership will only acquire a property for a leaseback transaction if the purchase price is equal to not more than 100% of the estimated or appraised property value. The Partnership may dispose of its leasebacks when deemed advisable by the investment manager and consistent with the Partnership's investment objectives.

General Investment and Operating Policies

The Partnership does not intend to invest in any direct ownership interests in properties, mortgage loans or leasebacks in order to make short-term profits from their sale, although in exceptional cases, the investment manager may decide to do so in the best interests of the Partnership. The Partnership may dispose of its investments whenever necessary to meet its cash requirements or when it is deemed to be desirable by the investment manager because of market conditions or otherwise. The Partnership will reinvest any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Partnership's operations and which are not withdrawn by the Partners in order to make distributions to investors pursuant to the variable contracts issued by the Partners, or to Prudential to return its equity interests pursuant to this prospectus. The proceeds will be reinvested in investments consistent with the Partnership's investment objectives and policies.

In making investments in properties, mortgage loans, leasebacks or other real estate investments, the Partnership will rely on the investment manager's analysis of the investment and will not receive an independent appraisal prior to acquisition. The Partnership expects, however, that all the properties it owns, and most mortgage loans it holds, will be appraised or valued annually by an independent appraiser who is a member of a nationally recognized society of appraisers. Each appraisal will be maintained in the Partnership records for at least five years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised.

The Partnership usually purchases properties on an unleveraged basis. The properties acquired will typically be free and clear of mortgage debt immediately after their acquisition. The Partnership may, however, acquire properties subject to existing mortgage loans. In addition, the Partnership may mortgage or acquire properties partly with the proceeds of purchase money mortgage loans, up to 80% of the property value. Although this is not usually done, the Partnership may do so if the investment manager decides that it is consistent with its investment objectives. When the Partnership mortgages its properties, it bears the expense of mortgage payments. See BORROWING BY THE PARTNERSHIP.

The Partnership may also invest a portion of its assets in non-participating mortgage loans, real estate limited partnerships, limited liability companies, real estate investment trusts, and other vehicles whose underlying investment is in real estate.

The Partnership's investments will be maintained in order to meet the diversification requirements set forth in regulations under the Internal Revenue Code (the "Code") relating to the investments of variable life insurance and variable annuity separate accounts. In order to meet the diversification requirements under the regulations, the Partnership will meet the following test: (1) no more than 55% of the assets will be invested in any one investment; (2) no more than 70% of the assets will be invested in any two investments; (3) no more than 80% of the assets will be invested in any three investments; and (4) no more than 90% of the assets will be invested in any four investments. All interests in the same real property project are treated as a single investment. The Partnership must meet the above test within 30 days of the end of each calendar quarter. To comply with the diversification requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of Partnership's gross assets, as of the prior fiscal year end.

In managing the assets of the Partnership, the investment manager will use its discretion in determining whether to foreclose on defaulting borrowers or to evict defaulting tenants. The investment manager will decide which course of action is in the best interests of the Partnership in maintaining the value of the investment.

Property management services are usually required for the Partnership's investments in properties which are owned and operated by the Partnership, but usually will not be needed for mortgage loans owned by the Partnership, except for mortgage servicing. It is possible, however, that these services will be necessary or desirable in exercising default remedies under a foreclosure on a mortgage loan. The investment manager may engage, on behalf of the Partnership, Prudential Financial affiliated or unaffiliated entities to provide these additional services to the Partnership. The investment manager may engage Prudential Financial affiliates to provide property management, property development services, loan servicing or other services if and only if the fees paid to an affiliate do not exceed the amount that would

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be paid to an independent party for similar services rendered in the same geographic area. See CONFLICTS OF INTEREST.

The investment manager will manage the Partnership so that the Real Property Account will not be subject to registration under the Investment Company Act of 1940. This requires monitoring the proportion of the Partnership's assets to be placed in various investments.

CURRENT REAL ESTATE-RELATED INVESTMENTS

The current principal real estate-related investments held by the Partnership are described below. Many of these investments were originated by, and previously held in, The Prudential Real Property Account of Pruco Life Insurance Company (the “Pruco Life Account”), a separate account established to fund the real estate investment option under variable contracts issued by Pruco Life. Prior to the formation of the Partnership, the Pruco Life Account followed the same investment policies as those followed by the Partnership. Pruco Life contributed the assets held in the Pruco Life Account to the Partnership as its initial capital contribution to the Partnership.

Properties

The Partnership owns the following properties as of December 31, 2005.

1.	Office Properties

The Partnership owns office properties in Lisle, Illinois; Brentwood, Tennessee; and Beaverton, Oregon. Total square footage owned is approximately 370,550 of which 77% or 283,975 square feet are leased between 1 and 10 years.

2.	Apartment Complexes

The Partnership owns apartment complexes in Atlanta, Georgia and Raleigh, North Carolina, comprising a total of 490 apartment units, of which 93% or 454 units, are leased. Leases range from month to month to one year.

3.	Retail Property

The Partnership owns retail centers in Roswell, Georgia; Kansas City, Kansas and Missouri; Ocean City, Maryland; and Hampton, Virginia. Total square footage owned is approximately 1,151,208 of which 88% or 1,009,058 square feet, are leased between 1 and 30 years.

4.	Industrial Properties

The Partnership owns an industrial property in Aurora, Colorado. Total square footage owned is approximately 277,930 of which 78% or 216,474 square feet, are leased between 1 and 10 years.

5.	Hotel Property

The Partnership owns a hotel property in Lake Oswego, Oregon. This joint venture investment has 161 rooms. Occupancy for the year ended 2005 averaged 76.5%.

6.	Investment in Real Estate Trust

The Partnership liquidated its entire investment in REIT shares in December 2001. The Partnership does, however, maintain a preferred equity investment in an existing private REIT.

RISK FACTORS

There are certain risk factors that you should consider before allocating a portion of your net premiums or purchase payments, or transferring a portion of your Contract Fund, to the Real Property Account. These include valuation risks, (see VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS), certain conflicts of interest, (see CONFLICTS OF INTEREST), as well as the following risks:

Liquidity of Investments

Because the Real Property Account will, through the Partnership, invest primarily in real estate, its assets will not be as liquid as the investments generally made by separate accounts of life insurance companies funding variable life insurance and variable annuity contracts. The Partnership will, however, hold approximately 10% of its assets in cash and invested in liquid securities. The primary purposes for such investments are to meet the expenses involved in the operation of the Partnership and to allow it to have sufficient liquid assets to meet any requests for withdrawals from the Real Property Account. Such withdrawals would be made in order to meet requested or required payments under the

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Contracts. The Partnership may also borrow funds to meet liquidity needs. See BORROWING BY THE PARTNERSHIP.

We have taken steps to ensure that the Partnership will be liquid enough to meet all anticipated withdrawals by the Partners to meet the separate accounts' liquidity requirements. It is possible that the Partnership may need to dispose of a real property or mortgage loan investment promptly in order to meet such withdrawal requests.

General Risks of Real Property Investments

By participating in the Real Property Account and thereby in the investment performance of the Partnership, you will be subject to many of the risks of real property investments. These include:

1. Risks of Ownership of Real Properties. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants.

The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (such as from nuclear power plant accidents and wars), which are either uninsurable or not economically insurable.

2. Risks of Mortgage Loan Investments. The Partnership's mortgage loan investments will be subject to the risk of default by the borrowers. In this event the Partnership would have the added responsibility of foreclosing on or pursuing other remedies on the underlying properties to protect the value of its mortgage loans. A borrower's ability to meet its mortgage loan payments will be dependent upon the risks generally inherent to the ownership of real property. Mortgage loans made by the Partnership will generally not be personal obligations of the borrowers. The Partnership will only rely on the value of the underlying property for its security. Mechanics', material men's, government, and other liens may have or obtain priority over the Partnership's security interest in the property.

In addition, the Partnership's mortgage loan investments will be subject to prepayment risks. If the terms of the mortgage loans permit, mortgagors may prepay the loans, thus possibly changing the Partnership's return.

Junior mortgage loans (including wraparound mortgage loans) will be subject to greater risk than first mortgage loans, since they will be subordinate to liens of senior mortgagees. In the event a default occurs on a senior mortgage, the Partnership may be required to make payments or take other actions to cure the default (if it has the right to do so) in order to prevent foreclosure on the senior mortgage and possible loss of all or portions of the Partnership's investment. "Due on sale" clauses included in some senior mortgages, accelerating the amount due under the senior mortgage in the case of sale of the property, may be applied to the sale of the property upon foreclosure by the Partnership of its junior mortgage loan.

The risk of lending on real estate increases as the proportion, which the amount of the mortgage loan bears to the fair market value of the real estate increases. The Partnership usually does not make mortgage loans of over 80% of the estimated or appraised value of the property that secures the loan. There can be no assurance, that in the event of a default, the Partnership will realize an amount equal to the estimated or appraised value of the property on which a mortgage loan was made.

Mortgage loans made by the Partnership may be subject to state usury laws. These laws impose limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Partnership does not intend to make mortgage loans at usurious rates of interest. Uncertainties in determining the legality of interest rates and other borrowing charges under some statutes could result in inadvertent violations, in which case the Partnership could incur the penalties mentioned above.

3. Risks with Participations. The Partnership may seek to invest in mortgage loans and leasebacks with participations, which will provide the Partnership with both fixed interest and additional interest based upon gross revenues, sale proceeds, and/or other variable amounts. If the interest income received by the Partnership is based, in part, on a percentage of the gross revenues or sale proceeds of the underlying property, the Partnership's income will depend on the success in the leasing of the underlying property, the management and operation of such property by the borrower or lessee and upon the market value of the property upon ultimate disposition. If the Partnership negotiates a mortgage loan with a lower fixed interest rate and an additional percentage of the gross revenues or eventual sale proceeds of the underlying property, and the underlying property fails to generate increased revenues or to appreciate,

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the Partnership will have foregone a potentially greater fixed return without receiving the benefit of appreciation. State laws may limit participations. In the event of the borrower’s bankruptcy, it is possible that as a result of the Partnership's interest in the gross revenues or sale proceeds, a court could treat the Partnership as a partner or joint venturer with the borrower, and the Partnership could lose the priority its security interest would have been given, or be liable for the borrower’s debts. The Partnership will structure its participations to avoid being characterized as a partner or joint venturer with the borrower.

4. Risks with Sale-Leaseback Transactions. Leaseback transactions typically involve the acquisition of land and improvements thereon and the leaseback of such land and improvements to the seller or another party. The value of the land and improvements will depend, in large part, on the performance and financial stability of the lessee and its tenants, if any. The tenants’ leases may have shorter terms than the leaseback. Therefore, the lessee's future ability to meet payment obligations to the Partnership will depend on its ability to obtain renewals of such leases or new leases upon satisfactory terms and the ability of the tenants to meet their rental payments to the lessee.

PREI investigates the stability and creditworthiness of lessees in all commercial properties it may acquire, including leaseback transactions. However, a lessee in a leaseback transaction may have few, if any, assets. The Partnership will therefore rely for its security on the value of the land and improvements. When the Partnership's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Partnership's leaseback will be subject to greater risk. A default by a lessee or other premature termination of the leaseback may result in the Partnership being unable to recover its investment unless the property is sold or leased on favorable terms. The ability of the lessee to meet its obligations under the leaseback, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long-term nature of a leaseback may, in the future, result in the Partnership receiving lower average annual rentals. However, this risk may be lessened if the Partnership obtains participations in connection with its leasebacks.

Reliance on The Partners and The Investment Manager

You do not have a vote in determining the policies of the Partnership or the Real Property Account. You also have no right or power to take part in the management of the Partnership or the Real Property Account. The investment manager alone, subject to the supervision of the Partners, will make all decisions with respect to the management of the Partnership, including the determination as to what properties to acquire, subject to the investment policies and restrictions. Although the Partners have the right to replace the investment manager, it should be noted that Prudential, Pruco Life, Pruco Life of New Jersey, and the investment manager are wholly-owned subsidiaries of Prudential Financial.

The Partnership will compete in the acquisition of its investments with many other individuals and entities engaged in real estate activities, including the investment manager and its affiliates. See CONFLICTS OF INTEREST. There may be intense competition in obtaining properties or mortgages in which the Partnership intends to invest. Competition may result in increased costs of suitable investments.

Since the Partnership will continuously look for new investments, you will not be able to evaluate the economic merit of many of the investments, which may be acquired by the Partnership. You must depend upon the ability of the investment manager to select investments.

INVESTMENT RESTRICTIONS

The Partnership has adopted certain restrictions relating to its investment activities. These restrictions may be changed, if the law permits, by the Partners. Pursuant to these restrictions, the Partnership will not:

1.	Make any investments not related to real estate, other than liquid instruments and securities.

2.	Engage in underwriting of securities issued by others.

3.	Invest in securities issued by any investment company.

4.	Sell securities short.

5.	Purchase or sell oil, gas, or other mineral exploration or development programs.

6.	Make loans to the Partners, any of their affiliates, or any investment program sponsored by such parties.

7.	Enter into leaseback transactions in which the lessee is Prudential, Pruco Life, Pruco Life of New Jersey, their affiliates, or any investment program sponsored by such parties.

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8.

Borrow more than 331/3% (pursuant to California state requirements) of the value of the assets of the Partnership (based upon periodic valuations and appraisals). See VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS.

DIVERSIFICATION REQUIREMENTS

The Partnership’s investments are maintained so as to meet the diversification requirements set forth in Treasury Regulations issued pursuant to Section 817(h) of the Internal Revenue Code relating to the investments of variable life insurance and variable annuity separate accounts. Section 817(h) requires, among other things, that the partnership will have no more than 55% of the assets invested in any one investment, no more than 70% of the assets will be invested in any two investments, no more than 80% of the assets will be invested in any three investments, and no more than 90% of the assets will be invested in any four investments. To comply with requirements of the State of Arizona, the Partnership will limit additional investments in any one parcel or related parcels to an amount not exceeding 10% of the Partnership’s gross assets as of the prior fiscal year.

CONFLICTS OF INTEREST

The investment manager, will be subject to various conflicts of interest in managing the Partnership. PIM invests in real estate equities and mortgages for the general account of Prudential Financial affiliates and for third parties, including through separate accounts established for the benefit of qualified pension and profit-sharing plans. PIM also manages, or advises in the management of, real estate equities and mortgages owned by other persons. In addition, affiliates of Prudential Financial are general partners in publicly offered limited partnerships that invest in real estate equities and mortgage loans. Prudential Financial and its affiliates may engage in business activities, which will be competitive with the Partnership. Moreover, the Partnership may purchase properties from Prudential Financial or its affiliates.

The conflicts involved in managing the Partnership include:

1. Lack of Independent Negotiations between the Partnership and The Investment Manager. All agreements and arrangements relating to compensation between the Partnership and the investment manager, or any affiliate of Prudential Financial, will not be the result of arm's-length negotiations.

2. Competition by the Partnership with Prudential Financial’s Affiliates for Acquisition and Disposition of Investments. Prudential Financial affiliates are involved in numerous real estate investment activities for their general account, their separate accounts, and other entities. They may involve investment policies comparable to the Partnership’s and may compete with the Partnership for the acquisition and disposition of investments. Moreover, additional accounts or affiliated entities may be formed in the future with investment objectives similar to those of the Partnership. In short, existing or future real estate investment accounts or entities managed or advised by Prudential Financial affiliates may have the same management as the Partnership and may be in competition with the Partnership regarding real property investments, mortgage loan investments, leasebacks, and the management and sale of such investments. Prudential Financial affiliates are not obligated to present to the Partnership any particular investment opportunity, regardless of whether the opportunity would be suitable for investment by the Partnership.

Prudential Financial affiliates have, however, adopted procedures to distinguish between equity investments available for the Partnership as opposed to the other programs and entities described above. If investment accounts or entities managed by Prudential Financial affiliates have investment objectives and policies similar to the Partnership and are in the market to acquire properties or make investments at the same time as the Partnership, the following procedures will be followed to resolve any conflict of interest. The Investment Allocation Procedure (“IAP”) has been established to provide a reasonable and fair procedure for allocating real estate investments among the several accounts managed by Prudential Real Estate Investors (“PREI”). The IAP is administered by an Allocation Committee composed of the Managing Directors, Portfolio Management. Allocation decisions are made by vote of the Allocation Committee, and are approved by the Chief Executive Officer of PREI (“CEO”). Sufficient information on each investment opportunity is distributed to all portfolio managers, who each indicate to the Allocation Committee their account’s interest in the opportunity. Based on such expressions of interest, the Allocation Committee allocates the investment opportunity to an account (and may also determine a back-up account or accounts to receive the allocation in the event the account, which is first allocated the opportunity, fails to pursue the investment for any reason) after giving appropriate consideration to the following factors and with the goal of providing each account a fair allotment of investment opportunities: (1) the investment opportunity’s conformity with an account’s investment criteria and objectives (including property type, size and location, diversification, anticipated returns, investment structure, etc.); (2) the amount of funds available for investment (in total and by property type) by an account; (3) the length of time such funds (in total and by property type) have been available for investment; (4) any limitations or restrictions upon the availability of funds for investment; (5) the absolute and relative (to amount of funds available) amount of funds invested and committed for the account; (6) whether funds available for investment are discretionary or non-discretionary, particularly in relation to the

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timing of the investment opportunity; (7) an account’s prior dealings or investments with the seller, developer, lender or other counterparty; and (8) other factors which the Allocation Committee feel should be considered in fairness to all accounts participating in the IAP.

If an account which has been allocated an investment opportunity does not proceed with the acquisition, and either (i) no back-up account has been determined by the Allocation Committee, or (ii) all accounts which were deemed back-up accounts do not proceed with the acquisition, the opportunity may be reallocated to another account by the Allocation Committee. If an investment opportunity is appropriate for more than one account, the Allocation Committee may (subject to the CEO’s approval) permit the sharing of the investment among accounts, which permit such sharing. Such division of the investment opportunity may be accomplished by separating properties (in a multi-property investment), by co-investment, or otherwise.

3. Competition with the Partnership from Affiliates for the Time and Services of Common Officers, Directors, and Management Personnel. As noted above, PIM and Prudential Financial affiliates are involved in numerous real estate investment activities. Accordingly, many of the personnel of PIM and Prudential Financial affiliates who will be involved in performing services for the Partnership have competing demands on their time. Conflicts of interest may arise with respect to allocating time among such entities and the Partnership. The directors and officers of Prudential Financial and affiliates will determine how much time will be devoted to the Partnership affairs. Prudential Financial believes it has sufficient personnel to meet its responsibilities to all entities to which it is affiliated.

4. Competitive Properties. Some properties of affiliates may be competitive with Partnership properties. Among other things, the properties could be in competition with the Partnership's properties for prospective tenants.

5. Lessee Position. It is possible that Prudential Financial or its affiliates may be a lessee in one or more of the properties owned by the Partnership. The terms of such a lease will be competitive with leases with non-affiliated third parties. The Partnership limits the amount of space that an affiliate of Prudential may rent in a property owned by the Partnership.

6. Use of Affiliates to Perform Additional Services for the Partnership. The Partnership may engage Prudential Financial affiliates to provide additional services to the Partnership, such as real estate brokerage, mortgage servicing, property management, leasing, property development, and other real estate-related services. The Partnership may utilize the services of such affiliates and pay their fees, as long as the fees paid to an affiliate do not exceed the amount that would be paid to an independent party for similar services rendered in the same geographic area.

7. Joint Ventures with Affiliates. The Partnership may enter into investments through joint ventures with Prudential Financial, its affiliates, or investment programs they sponsor. The Partnership may enter into such a joint venture investment with an affiliate only if the following conditions are met: (1) the affiliate must have investment objectives substantially identical to those of the Partnership; (2) there must be no duplicative property management fee, mortgage servicing fee or other fees; (3) the compensation payable to the sponsor of the affiliate must be no greater than that payable to the Partnership's investment manager; (4) the Partnership must have a right of first refusal to buy if such affiliate wishes to sell the property held in the joint venture; and (5) the investment of the Partnership and the affiliate in the joint venture must be made on the same terms and conditions (although not the same percentage). In connection with such an investment, both affiliated parties would be required to approve any decision concerning the investment. Thus, an impasse may result in the event the affiliated joint venture partners disagree. However, in the event of a disagreement regarding a proposed sale or other disposition of the investment, the party not desiring to sell would have a right of first refusal to purchase the affiliated joint venture partner's interest in the investment. If this happens, it is possible that in the future the joint venture partners would no longer be affiliated. In the event of a proposed sale initiated by the joint venture partner, the Partnership would also have a right of first refusal to purchase the joint venture partner's interest in the investment. The exercise of a right of first refusal would be subject to the Partnership's having the financial resources to effectuate such a purchase.

If the Partnership invests in joint venture partnerships which own properties, instead of investing directly in the properties themselves, they may be subject to risks not otherwise present. These risks include risks associated with the possible bankruptcy of the Partnership's co-venturer or such co-venturer at any time having economic or business interests or goals which are inconsistent with those of the Partnership.

8. Purchase of Real Property From Prudential Financial or Affiliates. The Partnership may acquire properties owned by Prudential Financial or its affiliates, subject to compliance with special conditions designed to minimize the conflicts of interests. The Partnership may purchase property satisfying the Partnership's investment objectives and policies from an affiliate only if: (1) the applicable insurance regulators approve the Partnership’s acquisition of real property from Prudential Financial or affiliates to the extent such approval is required under applicable insurance regulations; (2) the Partnership acquires the property at a price not greater than the appraised value, with the appraisal being conducted by a qualified, unaffiliated appraiser; (3) a qualified and independent real estate adviser (other than the appraiser) reviews the proposed acquisition and provides a letter of opinion that the transaction is fair to the Partnership;

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and (4) the affiliate has owned the property at least two years, the cost paid by the affiliate is established, and any increase in the proposed purchase price over the cost to the affiliate is, in the opinion of the independent real estate adviser, explicable by material factors (including the passage of time) that have increased the value of the property.

THE REAL PROPERTY ACCOUNT’S UNAVAILABILITY TO CERTAIN

CONTRACTS

Pruco Life of New Jersey has determined that it is in the best interest of Contract owners participating in the Real Property Account to provide the Real Property Account with the flexibility to engage in transactions that may be prohibited if the Real Property Account accepts funds under Contracts subject to ERISA or the prohibited transaction excise tax provisions of the Internal Revenue Code. Accordingly, owners of Pruco Life of New Jersey Contracts that are purchased in connection with: (1) IRAs; (2) tax deferred annuities subject to Section 403(b) of the Code; (3) other employee benefit plans which are subject to ERISA; or (4) prohibited transaction excise tax provisions of the Code, may not select the Real Property Account as one of the investment options under their Contract. By not offering the Real Property Account as an investment option under such contracts, Pruco Life of New Jersey is able to comply with state insurance law requirements that policy loans be made available to Contract owners.

VALUATION OF CONTRACT OWNERS’ PARTICIPATING INTERESTS

A Contract owner's interest in the Real Property Account will initially be the amount they allocated to the Real Property Account. Thereafter, that value will change daily. The value of a Contract owner's interest in the Real Property Account at the close of any day is equal to its amount at the close of the preceding day, multiplied by the "net investment factor" for that day arising from the Real Property Account's participation in the Partnership, plus any additional amounts allocated to the Real Property Account by the Contract owner, and reduced by any withdrawals by the Contract owner from the Real Property Account and by the applicable Contract charges recorded in that Contract's subaccount. Some of the charges will be made: (1) daily; (2) on the Contract's monthly anniversary date; (3) at the end of each Contract year; and (4) upon withdrawal or annuitization. Periodically Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate charges recorded in the subaccounts.

The "net investment factor" is calculated on each business day by dividing the value of the net assets of the Partnership at the end of that day (ignoring, for this purpose, changes resulting from new contributions to or withdrawals from the Partnership) by the value of the net assets of the Partnership at the end of the preceding business day. The value of the net assets of the Partnership at the end of any business day is equal to the sum of all cash held by the Partnership plus the aggregate value of the Partnership’s liquid securities and instruments, the individual real properties and the other real estate-related investments owned by the Partnership, determined in the manner described below, and an estimate of the accrued net operating income earned by the Partnership from properties and other real estate-related investments, reduced by the liabilities of the Partnership, including the daily investment management fee and certain other expenses attributable to the operation of the Partnership. See CHARGES.

The Partnership may invest in various liquid securities and instruments. These investments will generally be carried at their market value as determine by a valuation method, which the Partners deem appropriate for the particular type of liquid security or instrument.

The value of the individual real properties and other real estate-related investments, including mortgages, acquired by the Partnership will be determined as follows. Each property or other real estate-related investment acquired by the Partnership will initially be valued at its purchase price. In acquiring a property or other real estate-related investment, PIM will not obtain an independent appraisal but will instead rely on its own analysis of the investment's fair market value. Thereafter, all properties and most real estate-related investments will ordinarily be appraised by an independent appraiser at least annually. At least every three months, PIM will review each property or other real estate-related investments and adjust its valuation if it concludes there has been a change in the value of the property or other real estate-related investment since the last valuation. The revised value will remain in effect and will be used in each day's calculation of the value of the Partnership's assets until the next review or appraisal. It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment.

The estimated amount of the net operating income of the Partnership from properties and other real estate-related investments will be based on estimates of revenues and expenses for each property and other real estate-related investments. Annually, PIM will prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each property and other real estate-related investments owned by the Partnership. Each day PIM will add to the value of the assets, as determined above, a proportionate part of the estimated net operating income for the month. In effect, PIM will establish a daily accrued receivable of the estimated net operating income from each property and other real estate-related investments owned by the Partnership (the "daily accrued receivable"). On a monthly basis, the Partnership will receive a report of actual operating results for each property and other real estate-related investments ("actual net operating income"). Such actual net operating income will be recognized on the

14 - Real Property

books of the Partnership and the amount of the then-outstanding daily accrued receivable will be correspondingly adjusted. In addition, as cash from a property or other real estate-related investment is actually received by the Partnership, receivables and other accounts will be appropriately adjusted. Periodically, but at least every three months, PIM will review its prospective estimates of net operating income in light of actual experience and make an adjustment to such estimates if circumstances indicate that such an adjustment is warranted. PIM follows this practice of accruing estimated net operating income from properties and other real estate-related investments because net operating income from such investments is generally received on an intermittent rather than daily basis, and the Partners believe it is more equitable to participating Contract owners if such net operating income is estimated and a proportionate amount is recognized daily. Because the daily accrual of estimated net operating income is based on estimates that may not turn out to reflect actual revenue and expenses, Contract owners will bear the risk that this practice will result in the undervaluing or overvaluing of the Partnership's assets.

PIM may adjust the value of any asset held by the Partnership based on events that have increased or decreased the realizable value of a property or other real estate-related investment. For example, adjustments may be made for events indicating an impairment of a borrower's or a lessee's ability to pay any amounts due or events, which affect the property values of the surrounding area. There can be no assurance that the factors for which an adjustment may be made will immediately come to the attention of PIM. Additionally, because the evaluation of such factors may be subjective, there can be no assurance that such adjustments will be timely made in all cases where the value of the Partnership's investments may be affected. All adjustments made to the valuation of the Partnership's investments, including adjustments to estimated net operating income, the daily accrued receivable, and adjustments to the valuation of properties and other real estate-related investments, will be on a prospective basis only.

The above method of valuation of the Partnership's assets may be changed, without the consent of Contract owners, should the Partners determine that another method would more accurately reflect the value of the Partnership’s investments. Changes in the method of valuation could result in a change in the Contract Fund values, which may have either an adverse or beneficial effect on Contract owners. Information concerning any material change in the valuation method will be given to all Contract owners in the annual report of the operations of the Real Property Account.

Although the above-described valuation methods have been adopted because the Partners believe they will provide a reasonable way to determine the fair market value of the Partnership's investments, there may well be variations between the amount realizable upon disposition and the Partnership's valuation of such assets. Contract owners may be either favorably or adversely affected if the valuation method results in either overvaluing or undervaluing the Partnership's investments. If a Contract owner invests in the Real Property Account at a time in which the Partnership's investments are overvalued, the Contract owner will be credited with less of an interest than if the value had been correctly stated. A Contract owner withdrawing from the Real Property Account during such time will receive more than he or she would if the value had been correctly stated, to the detriment of other Contract owners. The converse situation will exist if the Partnership's assets are undervalued.

BORROWING BY THE PARTNERSHIP

The Partnership may borrow for Partnership purposes, including to meet its liquidity requirements and the leveraging of currently-owned property to buy new property, subject to a maximum debt to value ratio of 331/3% (pursuant to California state requirements) based on the aggregate value of all Partnership assets. The Partnership will bear the cost of all such borrowings. The Real Property Account, and Contract owners participating in it, will bear a portion of any borrowing costs equal to their percentage interest in the Partnership. Moreover, although the Partnership will generally make unleveraged investments, it reserves the right to borrow up to 80% of the value of a property (with the value of a property determined as explained under VALUATION OF CONTRACT OWNERS' PARTICIPATING INTERESTS). Increasing the Partnership's assets through leveraged investments would increase the compensation paid to PIM since its investment management fee is a percentage of the Partnership's gross assets. Any borrowing by the Partnership would increase the Partnership's risk of loss. It could also inhibit the Partnership from achieving its investment objectives because the Partnership's payments on any loans would have to be made regardless of the profitability of its investments.

CHARGES

Pursuant to the investment management agreement, the Partnership pays a daily investment management fee, which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership. Certain other expenses and charges attributable to the operation of the Partnership are also charged against the Partnership. In acquiring an investment, the Partnership may incur various types of expenses paid to third parties, including but not limited to, brokerage fees, attorneys' fees, architects' fees, engineers' fees, and accounting fees. After acquisition of an investment, the Partnership will incur recurring expenses for the preparation of annual reports, periodic appraisal costs, mortgage servicing fees, annual audit charges, accounting and legal fees, and various administrative expenses. These expenses will be charged against the Partnership's assets. Some of these operating expenses represent

15 - Real Property

reimbursement of the investment manager for the cost of providing certain services necessary to the operation of the Partnership, such as daily accounting services, preparation of annual reports, and various administrative services. The investment manager charges the Partnership mortgage loan servicing fees pursuant to the standards outlined in item 6 under CONFLICTS OF INTEREST. In addition to the various expenses charged against the Partnership's assets, other expenses such as insurance costs, taxes, and property management fees will ordinarily be deducted from rental income, thereby reducing the gross income of the Partnership.

As explained earlier, charges to the Contracts will be recorded in the corresponding subaccounts of the Real Property Account. From time to time, Pruco Life of New Jersey will withdraw from the Real Property Account an amount equal to the aggregate amount of these charges. Aside from the charges to the Contracts, Pruco Life of New Jersey does not charge the Real Property Account for the expenses involved in the Real Property Account’s operation. The Real Property Account will, however, bear its proportionate share of the charges made to the Partnership as described above.

The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income, gains, and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The earnings of the Real Property Account are, in turn, taxed as part of the operations of Pruco Life of New Jersey. Pruco Life of New Jersey is currently not charging the Real Property Account for company federal income taxes. Pruco Life of New Jersey may make such a charge in the future.

Under current laws Pruco Life of New Jersey may incur state and local taxes (in addition to premium taxes) in several states. At present, Pruco Life of New Jersey does not charge these taxes against the Contracts or the Real Property Account, but Pruco Life of New Jersey may decide to charge the Real Property Account for such taxes in the future.

RESTRICTIONS ON WITHDRAWALS

Before allocating any portion of your net premium or purchase payments, or transferring any portion of your Contract Fund, to the Real Property Account, you should be aware that withdrawals from the Real Property Account may have greater restrictions than the other variable investment options available under the Contracts. Pruco Life of New Jersey reserves the right to restrict transfers into or out of the Real Property Account. Apart from the limitations on transfers out of the Real Property Account described below, Pruco Life of New Jersey will only restrict transfers out of the Real Property Account if there is insufficient cash available to meet Contract owners' requests and prompt disposition of the Partnership's investments to meet such requests could not be made on commercially reasonable terms.

Generally, we will pay any death benefit, cash surrender value, loan proceeds, or partial withdrawal within seven days after all the documents required for such a payment are received at the Payment Office. Other than the death benefit, which is determined as of the date of death, the amount will be determined as of the end of the valuation period in which the necessary documents are received at a Service Office.

The funds necessary to pay any death benefit, cash surrender value, withdrawal or loan proceeds funded by the Real Property Account will normally be obtained, first, from any cash flows into the Real Property Account on the day the funds are required. If, on the day the funds are required, cash flows into the Real Property Account are less than the amount of funds required, Pruco Life of New Jersey will seek to obtain such funds by withdrawing a portion of its interest in the Partnership. The Partnership will normally obtain funds to meet such a withdrawal request from its net operating income and from the liquid securities and instruments it holds. If the Partners determine that these sources are insufficient to meet anticipated withdrawals from the Partnership, the Partnership may use a line of credit or otherwise borrow up to 331/3% (pursuant to California state requirements) of the value of the Partnership's assets. See BORROWING BY THE PARTNERSHIP. If the Partners determine that such a borrowing by the Partnership would not serve the best interests of Contract owners, Pruco Life of New Jersey may, in the event of a Contract loan or withdrawal, rather than take the amount of any loan or withdrawal request proportionately from all investment options under the Contract (including the Real Property Account), take any such loan or withdrawal first from the other investment options under the Contract.

Transfers from the Real Property Account to the other investment options available under the Contract are currently permitted only during the 30-day period beginning on the Contract anniversary. The maximum amount that may be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000. Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary. Transfer requests received within the 30-day period beginning on the Contract anniversary will be effected as of the end of the valuation period in which a proper written request or authorized telephone request is received. The "valuation period" means the period of time from one determination of the value of the amount invested in the Real Property Account to the next. Such determinations are made when the value of the assets and liabilities of the Partnership is calculated, which is generally at 4:00 p.m. Eastern time on each day during which the New York Stock Exchange is open. Transfers into or out of the Real Property Account are also subject to the general limits under the Contracts.

16 - Real Property

RESTRICTIONS ON CONTRACT OWNERS’ INVESTMENT IN THE REAL

PROPERTY ACCOUNT

As explained earlier, identification and acquisition of real estate investments meeting the Partnership's investment objectives is a time-consuming process. Because the Real Property Account and the Partnership are managed so they will not become investment companies subject to the Investment Company Act of 1940, the portion of the Partnership's assets that may be invested in securities, as opposed to non-securities real estate investments, is strictly limited. For these reasons, Pruco Life of New Jersey reserves the right to restrict or limit Contract owners' allocation of funds to the Real Property Account. Any such restrictions are likely to take the form of restricting the timing, amount and/or frequency of transfers into the Real Property Account and/or precluding Contract owners who have not previously selected the Real Property Account from allocating a portion of their net premiums or purchase payments to the Real Property Account.

FEDERAL INCOME TAX CONSIDERATIONS

The federal income tax treatment of Contract benefits is described briefly in the attached prospectus for the particular Contract you selected. Pruco Life of New Jersey believes that the same principles will apply with respect to Contracts funded in whole or part by the Real Property Account. The Partnership's conformity with the diversification standards for the investments of variable life insurance and variable annuity separate accounts is essential to ensure that treatment. See General Investment and Operating Policies. Pruco Life of New Jersey urges you to consult a qualified tax adviser.

Under the Internal Revenue Code, the Partnership is not a taxable entity and any income, gains or losses of the Partnership are passed through to the Partners, including Pruco Life of New Jersey, with respect to the Real Property Account. The Real Property Account is not a separate taxpayer for purposes of the Internal Revenue Code. The earnings of the Real Property Account are taxed as part of the operations of Pruco Life of New Jersey. No charge is currently being made to the Real Property Account for company federal income taxes. We may make such a charge in the future, see CHARGES.

DISTRIBUTION OF THE CONTRACTS

As explained in the attached prospectus for the Contracts, Pruco Securities Corporation, a wholly-owned subsidiary of Prudential Financial, acts as the principal underwriter of the Contracts. Consult that prospectus for information about commission scales and other facts relating to sale of the Contracts.

STATE REGULATION

Pruco Life of New Jersey is subject to regulation and supervision by the Department of Insurance of the State of New Jersey, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life of New Jersey is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life of New Jersey is required to file with New Jersey and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

ADDITIONAL INFORMATION

Pruco Life of New Jersey has filed a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. All reports and information filed by Pruco Life of New Jersey can be inspected and copied at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at certain of its regional offices: Midwestern Regional Office, 175 West Jackson Boulevard, Suite 900, Chicago, IL 60604; Northeastern Regional Office SEC, 233 Broadway, New York, NY 10279, or by telephoning (202) 551-5850.

The SEC maintains a Web site (http://www.sec.gov) that contains material incorporated by reference and other information regarding registrants that file electronically with the SEC.

17 - Real Property

Further information may also be obtained from Pruco Life of New Jersey. The address and telephone number are on the cover of this prospectus.

EXPERTS

The financial statements of the Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, the financial statement schedules of the Partnership as of December 31, 2005 and the financial statements of the Real Property Account as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 300 Madison Avenue, New York, New York 10017.

LITIGATION

No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have an adverse material effect upon the Real Property Account or the Partnership.

REPORTS TO CONTRACT OWNERS

If you allocate a portion of your Contract Fund to the Real Property Account, Pruco Life of New Jersey will mail you an annual report containing audited financial statements for the Partnership and an annual statement showing the status of your Contract Fund and any other information that may be required by applicable regulation or law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All of the assets of the Real Property Account (the “Account”) are invested in the Partnership. Accordingly, the liquidity and capital resources and results of operations for the Account are contingent upon those of the Partnership. Therefore, this management’s discussion and analysis addresses these items at the Partnership level. The partners in the Partnership are Prudential, Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey (collectively, the “Partners”).

The following discussion and analysis of the liquidity and capital resources and results of operations of the Partnership should be read in conjunction with the audited Consolidated Financial Statements of the Account and the Partnership and the related Notes included herein.

(a) Liquidity and Capital Resources

As of December 31, 2005, the Partnership’s liquid assets, consisting of cash and cash equivalents, were approximately $45.5 million, an increase of approximately $27.9 million from $17.6 million at December 31, 2004. The increase was primarily due to net sales proceeds of approximately $41.7 million, of which the Partnership received approximately $39.5 million in cash. Partially offsetting the increase were an initial preferred equity investment and additional funding of existing investments, as described below. Sources of liquidity include net cash flow from property operations, sales, financings and interest from short-term investments. The Partnership uses cash for its real estate investment activities and for distribution to its partners. As of December 31, 2005, 18.5% of the Partnership’s total gross assets consisted of cash and cash equivalents.

Dispositions for the year included the sale of an apartment complex located in Salem, Oregon, an office property located in Oakbrook Terrace, Illinois, an apartment complex located in Gresham, Oregon, and an apartment complex located in Jacksonville, Florida. In addition, the Partnership sold, prior to funding, a parcel of land located in Blue Springs, Missouri. The five investments sold for combined proceeds, prior to the repayment of debt and minority interest, of $55.1 million. A minority interest partner bought out the Partnership’s investment in the aforementioned Jacksonville, Florida consolidated real estate partnership resulting in net proceeds to the Partnership of $15.9 million. This transaction resulted in the assumption of a mortgage loan by the partner of approximately $10.0 million and a reduction of the partner’s minority interest of $3.7 million.

During 2005, the Partnership made an initial $7.1 million preferred equity investment in an existing private REIT, Capital Automotive, or “CARS”. CARS, owns approximately 364 properties, which are leased to sixty automobile dealership operators throughout the United States. This investment is structured with an annual preference rate of 7.5% for years one through five, 8.75% during years six and seven, and 12% for all subsequent years.

Also in 2005, the Partnership funded an additional $3.0 million to an existing Leasehold Mortgage Loan that was originated in January 2004 for the acquisition and redevelopment of a retail center in Westminster, Maryland. Since inception, approximately $4.3 million has been funded at an interest rate of 10% per annum.

The Partnership spent approximately $6.0 million on capital improvements to existing properties during 2005. Approximately $1.1 million was associated with the renovation of an apartment complex in Atlanta, Georgia, approximately $3.8 million with the renovation and redevelopment of a retail center in Roswell, Georgia, and approximately $0.5 million with the renovation of a hotel property in Lake Oswego, Oregon. The remaining $0.6 million was associated with minor capital improvements and transaction costs associated with leasing at various other properties.

(b) Results of Operations

The following is a comparison of the Partnership’s results of operations for the periods ended December 31, 2005 and 2004.

Net Investment Income Overview

The Partnership’s net investment income for the year ended December 31, 2005 was approximately $9.2 million, an increase of $1.4 million from $7.8 million for the prior year period. The office and hotel sector investments posted increases of $1.0 million and $0.5 million, respectively, from the prior year period. Partially offsetting these increases for 2005 were decreases in net investment income in the apartment, retail and industrial sectors, which posted decreases of $0.2 million, $0.3 million and $0.4 million, respectively, from the prior year period. Other net investment income increased $0.9 million during the year ended December 31, 2005 from the prior year period. Detail on the components of this net investment income are discussed below by property type sector.

Valuation Overview

The Partnership recorded an aggregate net realized and unrealized gain of $15.5 million for the year ended December 31, 2005, compared to an aggregate net realized and unrealized gain of $3.3 million for the prior year period.

The Partnership recorded an aggregate net realized gain of $6.2 million for the year ended December 31, 2005, compared to an aggregate net realized gain of $1.7 million for the prior year period. The realized gain for 2005 was recorded in the apartment and office sectors, which realized gains of $4.4 million and $1.2 million, respectively. In addition, the aggregate net realized gain for 2005 includes approximately $0.6 million of gain realized from the sale of a parcel of land located in Blue Springs, Missouri.

The Partnership recorded an aggregate net unrealized gain of $9.3 million for the year ended December 31, 2005, compared to an aggregate net unrealized gain of $1.6 million for the prior year period. The unrealized gain for 2005 was attributed to valuation gains in all property type sectors. Details of the components of these valuation gains and/or losses are discussed below by property type sector.

Net Realized Gain (Loss) on Real Estate Investments Sold Overview

On November 28, 2005, the Partnership’s Blue Springs, Missouri land investment was sold, prior to funding, for $2.3 million, resulting in a realized gain of approximately $0.6 million.

On November 30, 2005, the Partnership sold its interest in a consolidated joint venture that owns one apartment complex in Jacksonville, Florida for net proceeds of $15.9 million and a realized gain of approximately $4.3 million.

The following table presents a comparison of the Partnership’s sources of net investment income, and realized and unrealized gains or losses by investment type for the years ended December 31, 2005 and 2004.

                                                              Twelve Months Ended December 31,
                                                              2005                        2004
                                                      ----------------------      ---------------------
Net Investment Income:

Office properties                                                $3,100,955                 $2,102,465
Apartment complexes                                               1,952,155                  2,191,107
Retail properties                                                 4,402,792                  4,728,171
Industrial properties                                               574,977                    933,253
Hotel property                                                    1,086,783                    640,660
Other (including interest income,
  investment mgt fee, etc.)                                      (1,898,491)                (2,796,050)
                                                      ----------------------      ---------------------
Total Net Investment Income                                      $9,219,171                 $7,799,606
                                                      ----------------------      ---------------------

Net Realized Gain (Loss) on Real Estate Investments:

Apartment complexes                                               4,446,010                  1,730,000
Office properties                                                 1,174,380                          -
Land                                                                598,432                          -
                                                      ----------------------      ---------------------
Total Net Realized Gain (Loss) on Real Estate                     6,218,822                  1,730,000
Investments                                           ----------------------      ---------------------

Net Unrealized Gain (Loss) on Real Estate Investments:

Office properties                                                 3,298,783                    222,384
Apartment complexes                                                 516,658                   (653,214)
Retail properties                                                 3,011,793                  2,072,496
Industrial properties                                             1,369,434                   (190,659)
Hotel property                                                    1,045,129                     99,387
                                                      ----------------------      ---------------------
Total Net Unrealized Gain (Loss) on Real                          9,241,797                  1,550,394
Estate Investments                                    ----------------------      ---------------------

Net Realized and Unrealized Gain (Loss) on                      $15,460,619                 $3,280,394
Real Estate Investments                               ----------------------      ---------------------

OFFICE PORTFOLIO

                                                                     Realized/
                                Net Investment      Net Investment   Unrealized       Unrealized
                                Income/(Loss)        Income/(Loss)   Gain/(Loss)      Gain/(Loss)       Occupancy     Occupancy
                                    2005                2004            2005            2004               2005          2004

Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Property
Lisle, IL                            $ 313,356        $ 498,150        $ (98,837)    $ (2,161,087)           38%           43%
Brentwood, TN                          984,017          806,096        1,254,008        1,626,824            93%           91%
Oakbrook Terrace, IL (1)               203,313          404,805        1,174,380         (613,875)           N/A           41%
Beaverton, OR                          851,182          904,462          809,842         (400,000)           78%           72%
Brentwood, TN                          749,087         (511,048)       1,333,767        1,770,522           100%          100%
                              --------------------------------------------------------------------
                              --------------------------------------------------------------------
                                    $3,100,955       $2,102,465       $4,473,160        $ 222,384
                              --------------------------------------------------------------------
                              --------------------------------------------------------------------

(1)	Net investment income for the year ended December 31, 2005 reflects partial period results for the office property located in Oakbrook Terrace, Illinois that was sold on June 8, 2005.

Net Investment Income

Net investment income for the Partnership’s office properties was approximately $3.1 million for the year ended December 31, 2005, an increase of $1.0 million from the prior year period. The increase was primarily due to stabilized occupancy and increased market rents at both of the Partnership’s office assets in Brentwood, Tennessee. Partially offsetting these increases were (a) the loss of rent at the Oakbrook Terrace, Illinois office property that was sold on June 8, 2005, (b) a decrease in occupancy at the office property in Lisle, Illinois, and (c) increased expenses at the office property in Beaverton, Oregon.

Total Net Realized and Unrealized Gain/(Loss)

The office properties owned by the Partnership recorded an aggregate net realized and unrealized gain of approximately $4.5 million for the year ended December 31, 2005, compared to an aggregate net unrealized gain of $0.2 million for the prior year period. The 2005 gains were primarily due to (a) the sale of the office property in Oakbrook Terrace, Illinois and (b) strengthening market fundamentals and increases in occupancy at the office properties located in Brentwood, Tennessee and Beaverton, Oregon. Partially offsetting these gains for 2005 was a net unrealized loss of approximately $0.1 million related to the office property in Lisle, Illinois.

APARTMENT COMPLEXES

                                                                      Realized/       Realized/
                              Net Investment       Net Investment    Unrealized      Unrealized
                              Income/(Loss)         Income/(Loss)    Gain/(Loss)     Gain/(Loss)           Occupancy     Occupancy
                                  2005                  2004            2005            2004                  2005          2004
Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------------------
Property

Atlanta, GA                          $ 123,570        $ 814,285       $ (597,672)    $ (1,946,818)           91%           88%
Raleigh, NC                            678,498          559,605        1,114,329          262,271            93%           95%
Jacksonville, FL (1)                   902,707          972,604        4,283,549           69,368            N/A           89%
Gresham/Salem, OR (1)                  247,380         (155,387)         162,462        2,691,965            N/A           91%
                                   $ 1,952,155      $ 2,191,107      $ 4,962,668      $ 1,076,786

(1)

Net investment income for the year ended December 31, 2005 reflects partial period results for the apartment properties in Salem, Oregon, Gresham, Oregon and Jacksonville, Florida that were sold on March 10, 2005, August 10, 2005 and November 30, 2005, respectively. Net investment income for the year ended December 31, 2004 reflects results for four apartment properties located in Salem and Gresham, Oregon, two of which were sold on December 14, 2004.

Net Investment Income

Net investment income for the Partnership’s apartment properties was approximately $2.0 million for the year ended December 31, 2005, a decrease of $0.2 million from the prior year period. The decrease was primarily due to (a) increased expenses, rental concessions and interest incurred for a mortgage loan placed in September 2004 for the apartment property in Atlanta, Georgia and (b) the loss of rent at the apartment property in Jacksonville, Florida that was sold on November 30, 2005. Partially offsetting the decrease was (a) an increase in net investment income for the apartment properties in Gresham/Salem, Oregon due to a diminution of mortgage interest expense resulting from the prepayment of debt on the properties and (b) reduced expenses at the apartment property in Raleigh, North Carolina.

Total Realized and Unrealized Gain/(Loss)

The Partnership recorded an aggregate net realized and unrealized gain of $5.0 million for the year ended December 31, 2005, compared to a net realized and unrealized gain of $1.1 million for the prior year period. The 2005 gains in the Partnership’s apartment sector were primarily due to (a) continued investor demand for apartment property types that resulted in a net unrealized gain of approximately $1.1 million related to the Raleigh, North Carolina property and (b) the sales of one apartment complex in Salem, Oregon and one apartment complex in Jacksonville, Florida. Partially offsetting these gains was a net unrealized loss of approximately $0.6 million related to the apartment property in Atlanta, Georgia attributable to capital expended in connection with the completion of an exterior redevelopment that did not result in value gains.

RETAIL PROPERTIES

                                        Net Investment    Net Investment   Unrealized     Unrealized
                                         Income/(Loss)     Income/(Loss)    Gain/(Loss)   Gain/(Loss)     Occupancy   Occupancy
                                             2005             2004           2005           2004            2005         2004
Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Property
Roswell, GA                                $ 1,767,394      $ 1,576,783    $ 1,652,340   $(2,536,369)         94%          74%
Kansas City, KS; Kansas City, MO               195,927          623,917     (5,069,318)    2,727,694          81%          81%
Hampton, VA                                  1,272,509        1,220,607      5,096,161       981,574         100%         100%
Ocean City, MD                                 871,644          921,803      1,332,610       899,597          85%          93%
Westminster, MD (1)                             (5,704)         138,296              -             -          N/A          N/A
Westminster, MD (2)                            278,799          246,765              -             -          N/A          N/A
CARS Preferred Equity (3)                       22,223                -              -             -          N/A          N/A
                                      ---------------------------------------------------------------
                                           $ 4,402,792      $ 4,728,171    $ 3,011,793    $2,072,496
                                      ---------------------------------------------------------------

(1)	Classified as Other Real Estate Investment (mortgage paid in full September 13, 2004).
(2)	Mortgage Loan Receivable (Originated January 2004).
(3)	Net investment income for the year ended December 31, 2005 reflects partial period results.

Net Investment Income

Net investment income for the Partnership’s retail properties was $4.4 million for the year ended December 31, 2005, a decrease of $0.3 million from the prior year period. The decrease in net investment income was primarily due to (a) increased expenses at the retail centers in Kansas City, Kansas and Kansas City, Missouri, (b) increased vacancy at the retail center in Ocean City, Maryland and (c) interest income received the prior year in connection with the loan made by the Partnership to the retail center in Westminster, Maryland that was paid in full on September 13, 2004. Partially offsetting the decrease was (a) an increase in net investment income at the retail center in Roswell, Georgia due to higher occupancy resulting from the opening of an anchor retailer, Publix, (b) interest income received in connection with the mortgage loan made by the Partnership to the retail center in Westminster, Maryland in January 2004 and (c) income received from the preferred equity investment made by the partnership on December 16, 2005.

Unrealized Gain/Loss

The retail properties recorded an aggregate net unrealized gain of $3.0 million for the year ended December 31, 2005, compared to an aggregate net unrealized gain of $2.1 million for the prior year period. The 2005 unrealized gains were primarily due to (a) continued investor demand for retail centers that resulted in combined net unrealized gains of $6.4 million at the Hampton, Virginia and Ocean City, Maryland properties and (b) the completion of a redevelopment at the retail center in Roswell, Georgia that recorded a net unrealized gain of approximately $1.7 million. Partially offsetting these gains was a net unrealized loss of $5.1 million recorded at the retail centers located in Kansas City, Kansas and Kansas City, Missouri. The retail centers located in Kansas City, Kansas and Kansas City, Missouri were marketed for sale during 2005 which resulted in a value decline of $5.1 million reflective of offers received in connection with the marketing efforts and an estimate of the prepayment penalties related to the existing debt.

INDUSTRIAL PROPERTIES

                                   Net Investment   Net Investment   Unrealized       Unrealized
                                    Income/(Loss)    Income/(Loss)   Gain/(Loss)      Gain/(Loss)        Occupancy     Occupancy
                                        2005            2004           2005              2004               2005          2004
 Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------------------
Property
Aurora, CO                           $ 574,977        $ 936,264      $ 1,369,434       $ (190,659)           78%           66%
Bolingbrook, IL (1)                          -            2,603                -                -            N/A           N/A
Salt Lake City, UT (1)                       -           (5,614)               -                -            N/A           N/A
                                     ----------------------------------------------------------------
                                     $ 574,977        $ 933,253      $ 1,369,434       $ (190,659)
                                     ----------------------------------------------------------------

(1)	The Bolingbrook, Illinois and Salt Lake City, Utah industrial properties were sold in September 2002 and January 2003, respectively, but certain post-closing adjustments were incurred in 2004.

Net Investment Income

Net investment income for the Partnership’s industrial property was $0.6 million for the year ended December 31, 2005, a decrease of $0.3 million from the prior year period. The decrease was primarily due to a decrease in occupancy as a result of a 2004 lease termination at the Partnership’s Aurora, Colorado industrial property.

Unrealized Gain/Loss

The Aurora, Colorado industrial property owned by the Partnership recorded a net unrealized gain of approximately $1.4 million for the year ended December 31, 2005, compared to a net unrealized loss of approximately $0.2 million for the prior year period. The 2005 net unrealized gain was primarily due to investor demand for this product type.

HOTEL PROPERTY

                                 Net Investment     Net Investment   Unrealized        Unrealized
                                  Income/(Loss)      Income/(Loss)    Gain/(Loss)      Gain/(Loss)         Occupancy     Occupancy
                                     2005               2004            2005             2004                2005          2004
Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Property
Lake Oswego, OR                    $ 1,086,783        $ 640,660      $ 1,045,129         $ 99,387            80%           66%

Net Investment Income

Net investment income for the Partnership’s hotel property was $1.1 million for the year ended December 31, 2005, an increase of $0.5 million from the prior year period. The increase was primarily due to increased occupancy and higher average daily rates generated at the hotel during 2005, compared to the prior year period.

Unrealized Gain/Loss

The Lake Oswego, Oregon hotel property recorded a net unrealized gain of $1.0 million for the year ended December 31, 2005, compared to a net unrealized gain of approximately $0.1 million for the prior year period. The 2005 net unrealized gain was primarily due to strengthening market fundamentals and benefits associated with completion of a renovation.

Other

The Blue Springs, Missouri land investment owned by the Partnership realized a net gain of approximately $0.6 million for the year ended December 31, 2005. The Partnership sold this land investment, prior to funding, for $2.3 million on November 28, 2005.

Other net investment income increased $0.9 million during the year ended December 31, 2005 from the prior year period. Other net investment income included interest income from short-term investments, investment management fees, and portfolio level expenses.

(c) Inflation

The Partnership’s leases with a majority of its commercial tenants provide for recoveries of expenses based upon the tenant’s proportionate share of, and/or increases in, real estate taxes and certain operating costs, which may partially reduce the Partnership’s exposure to increases in operating costs resulting from inflation.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve a significant degree of judgment. Management reviews critical estimates and assumptions on an ongoing basis. If management determines, as a result of its consideration of facts and circumstances, that modifications in assumptions and estimates are appropriate, results of operations and financial position as reported in the audited Consolidated Financial Statements of the Account and the Partnership may change significantly.

The following sections discuss those critical accounting policies applied in preparing the audited Consolidated Financial Statements of the Account and the Partnership that are most dependent on the application of estimates and assumptions.

Valuation of Investments

Real Estate Investments – Real estate investments are shown at estimated market value in accordance with the terms of the Partnership’s contracts. Properties owned are initially recorded at the purchase price plus closing costs. Development costs and major renovations are capitalized as a component of cost, and routine maintenance and repairs are charged to expense as incurred. Real estate costs include the cost of acquired property, including all the tangible and intangible assets. Tangible assets include the value of all land, building and tenant improvements at the time of acquisition. Intangible assets include the value of any above and below market leases, in-place leases, and tenant relationships at the time of acquisition. Market value estimates are based upon property appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of Prudential Investment Management (“PIM”) is responsible to assure that the valuation process provides independent and reasonable property market value estimates. American Appraisal Associates (the "Appraisal Management Firm"), an entity not affiliated with PIM, has been appointed by PIM to assist the Chief Real Estate Appraiser in maintaining and monitoring the independence and the accuracy of the appraisal process. Unless a property is currently held for sale, the market value of real estate investments does not reflect the transaction sale costs, which may be incurred upon disposition of the real estate investments.

Unconsolidated real estate partnerships are valued at the Partnership’s equity in net assets as reflected in the partnership’s financial statements with properties valued as described above. Under the equity method, the investment is initially recorded at the original investment amount, plus or minus additional amounts invested or distributed, and is subsequently adjusted for the Partnership’s share of undistributed earnings or losses (including unrealized appreciation and depreciation) from the underlying entity.

Land and redevelopment properties held for future development via a forward contract are carried at cost plus cost incurred to hold the land and redevelopment properties as stated in the take out provisions of the contract.

As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process. These estimated market values may vary significantly from the prices at which the real estate investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller and could be material to the consolidated financial statements. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented as of December 31, 2005, and 2004.

Other Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the audited Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk – The Partnership's exposure to market rate risk for changes in interest rates relates to approximately 40.37% (as of December 31, 2005) of its investment portfolio consisting primarily of short-term fixed rate commercial paper and fixed and variable interest rate debt. The Partnership does not use derivative financial instruments. By policy, the Partnership places its investments with high quality debt security issuers, limits the amount of credit exposure to any one issuer, limits duration by restricting the term, and holds investments to maturity except under unusual circumstances.

The table below presents the amounts and related weighted interest rates of the Partnership's cash equivalents and short-term investments at December 31, 2005:

	Maturity	Estimated Market Value (in $ millions)	Average Interest Rate
Cash and Cash equivalents	0-3 months	$45.5	3.83%

The table below discloses the Partnership’s debt as of December 31, 2005. All of the Partnership’s long-term debt bears interest at fixed rates and therefore the fair value of these instruments is affected by changes in market interest rates. The following table presents principal cash flows (in thousands) based upon maturity dates of the debt obligations and the related weighted-average interest rates by expected maturity dates for the fixed rate debt.

Debt (in $ thousands), including current portion	2006	2007	2008	2009	2010	Thereafter	Total	Estimated Fair Value
Average Fixed Interest Rate	5.38%	5.35%	5.74%	6.75%	6.75%	6.75%	6.50%
Fixed Rate	$549	$588	$16,026	$9,277	$565	$6,191	$33,196	$33,764
Variable Rate	-	-	-	-	-	-	-	-
Total Mortgage Loans Payable	$549	$588	$16,026	$9,277	$565	$6,191	$33,196	$33,764

The Partnership is exposed to market risk from tenants. While the Partnership has not experienced any significant credit losses, in the event of significant increases in interest rates and/or an economic downturn, delinquencies could increase and result in losses to the Partnership and the Account that would adversely affect its operating results and liquidity.

FINANCIAL STATEMENTS

Following are financial statements and Independent Registered Public Accounting firm's auditor's reports of the Real Property Account, as well as financial statements and independent auditor's reports of the Partnership.

25 - Real Property

FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT

STATEMENT OF NET ASSETS December 31, 2005 and 2004

	2005	2004

ASSETS
Investment in The Prudential Variable Contract Real Property Partnership	$8,924,959	$8,082,948

Net Assets	$8,924,959	$8,082,948

NET ASSETS, representing:
Equity of contract owners	$6,812,311	$6,042,260
Equity of Pruco Life Insurance Company of New Jersey	2,112,648	2,040,688

	$8,924,959	$8,082,948

Units outstanding	3,374,357	3,438,311

Portfolio shares held	301,619	309,093
Portfolio net asset value per share	$29.59	$26.15

STATEMENT OF OPERATIONS
For the periods ended December 31, 2005, 2004 and 2003
	2005	2004	2003

INVESTMENT INCOME
Net investment income from Partnership operations	$399,203	$336,966	$505,887

EXPENSES
Charges to contract owners for assuming mortality risk and expense risk and for administration	36,704	34,222	33,146

NET INVESTMENT INCOME	362,499	302,744	472,741

NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net change in unrealized gain (loss) on investments from Partnership	399,181	66,677	(328,761)
Realized gain (loss) on sale of investments from Partnership	269,283	74,741	22,215

NET GAIN (LOSS) ON INVESTMENTS	668,464	141,418	(306,546)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,030,963	$444,162	$166,195

STATEMENT OF CHANGES IN NET ASSETS
For the periods ended December 31, 2005, 2004 and 2003
	2005	2004	2003

OPERATIONS
Net investment income	$362,499	$302,744	$472,741
Net change in unrealized gain (loss) on investments in Partnership	399,181	66,677	(328,761)
Net realized gain (loss) on sale of investments in Partnership	269,283	74,741	22,215

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	1,030,963	444,162	166,195

CAPITAL TRANSACTIONS
Net withdrawals by contract owners	13,036	(128,598)	(60,848)
Net contributions (withdrawals) by Pruco Life Insurance Company of New Jersey	(201,988)	(78,853)	(1,114,015)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM CAPITAL TRANSACTIONS	(188,952)	(207,451)	(1,174,863)

TOTAL INCREASE (DECREASE) IN NET ASSETS	842,011	236,711	(1,008,668)
NET ASSETS
Beginning of period	8,082,948	7,846,237	8,854,905

End of period	$8,924,959	$8,082,948	$7,846,237

The accompanying notes are an integral part of these financial statements.

A-1 Real Property

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2005

Note 1:	General

Pruco Life of New Jersey Variable Contract Real Property Account (“Account”) was established on October 30, 1987 by resolution of the Board of Directors of Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”), an indirect wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”), a wholly-owned subsidiary of Prudential Financial, Inc. (“PFI”) as a separate investment account pursuant to New Jersey law and is registered under the Securities Act of 1933. The assets of the Account are segregated from Pruco Life of New Jersey’s other assets. The Account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey. These products are Appreciable Life (“VAL”), Variable Life (“VLI”), Discovery Plus (“SPVA”), and Discovery Life Plus (“SPVL”).

The assets of the Account are invested in The Prudential Variable Contract Real Property Partnership (the “Partnership”). The Partnership is the investment vehicle for assets allocated to the real estate investment option under certain variable life insurance and annuity contracts. The Account, along with the Pruco Life Variable Contract Real Property Account and The Prudential Variable Contract Real Property Account, are the sole investors in the Partnership. These financial statements should be read in conjunction with the financial statements of the Partnership.

The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.

Note 2:	Summary of Significant Accounting Policies

A. Basis of Accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

B. Investment in Partnership Interest

The investment in the Partnership is based on the Account’s proportionate interest of the Partnership’s market value. At December 31, 2005 and 2004 the Account’s interest in the Partnership was 4.3% or 301,619 shares and 4.3% or 309,093 shares respectively.

C. Income Recognition

Net investment income and realized and unrealized gains and losses are recognized daily. Amounts are based upon the Account’s proportionate interest in the Partnership.

D. Equity of Pruco Life Insurance Company of New Jersey

Pruco Life of New Jersey maintains a position in the Account for liquidity purposes, including unit purchases and redemptions, Partnership share transactions, and expense processing. The position does not affect contract owners’ accounts or the related unit values.

Note 3:	Taxes

Pruco Life is taxed as a “life insurance company” as defined by the Internal Revenue Code. The results of operations of the Account form a part of PFI’s consolidated federal tax return. Under current federal law, no federal income taxes are payable by the Account. As such, no provision for the tax liability has been recorded in these financial statements.

A-2 Real Property

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2005

Note 4:	Net Withdrawals by Contract Owners

Net contract owner withdrawals for the real estate investment option in Pruco Life’s variable insurance and variable annuity products for the years ended December 31, 2005, 2004 and 2003 were as follows:

2005:	VAL	VLI	SPVA	SPVL	TOTAL

Contract Owner Net Payments:	$292,838	$55,247	$0	$0	$348,085
Policy Loans:	(99,753)	(19,434)	0	(655)	(119,842)
Policy Loan Repayments and Interest:	140,745	29,734	0	789	171,268
Surrenders, Withdrawals, and Death Benefits:	(138,982)	(64,806)	0	0	(203,788)
Net Transfers To Other Subaccounts or Fixed Rate Option:	17,392	4,075	27,050	0	48,517
Administrative and Other Charges:	(196,947)	(33,527)	0	(730)	(231,204)

Net Withdrawals by Contract Owners	$15,293	$(28,711)	$27,050	$(596)	$13,036

2004:	VAL	VLI	SPVA	SPVL	TOTAL

Contract Owner Net Payments:	$310,624	$57,735	$0	$13)	$368,346
Policy Loans:	(119,474)	(22,106)	0	(565)	(142,145)
Policy Loan Repayments and Interest:	122,527	7,829	0	13,970	144,326
Surrenders, Withdrawals, and Death Benefits:	(191,894)	(37,613)	(1,940)	(14,101)	(245,548)
Net Transfers To Other Subaccounts or Fixed Rate Option:	(20,098)	4,924	0	(5,000)	(20,174)
Administrative and Other Charges:	(199,446)	(33,301)	0	(656)	(233,403)

Net Withdrawals by Contract Owners	$(97,761)	$(22,532)	$(1,940)	$(6,365)	$(128,598)

2003:	VAL	VLI	SPVA	SPVL	TOTAL

Contract Owner Net Payments:	$325,435	$66,854	$0	$0	$392,289
Policy Loans:	(96,224)	6,196	0	(1,166)	(91,194)
Policy Loan Repayments and Interest:	150,021	11,474	0	1,501	162,996
Surrenders, Withdrawals, and Death Benefits:	(209,965)	(48,272)	(6,000)	0	(264,237)
Net Transfers To Other Subaccounts or Fixed Rate Option:	5,501	847	(17,828)	0	(11,480)
Administrative and Other Charges:	(213,640)	(34,797)	0	(785)	(249,222)

Net Withdrawals by Contract Owners	$(38,872)	$2,302	$(23,828)	$(450)	$(60,848)

Note 5:	Unit Activity

Transactions in units for the years ended December 31, 2005, 2004 and 2003 were as follows:

2005:			VAL	VLI	SPVA	SPVL

Company Contributions:	87,397	Contract Owner Contributions:	188,975	27,168	12,293	356
Company Redemptions:	(158,586)	Contract Owner Redemptions:	(182,362)	(38,560)	(1)	(635)

2004:
			VAL	VLI	SPVA	SPVL

Company Contributions:	138,338	Contract Owner Contributions:	189,069	30,893	0	6,992
Company Redemptions:	(164,449)	Contract Owner Redemptions:	(231,016)	(40,269)	(920)	(10,186)

2003:
			VAL	VLI	SPVA	SPVL

Company Contributions:	134,817	Contract Owner Contributions:	219,562	38,081	0	765
Company Redemptions:	(626,880)	Contract Owner Redemptions:	(237,355)	(37,038)	(12,153)	(993)

A-3 Real Property

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2005

Note 6:	Purchases and Sales of Investments

The aggregate costs of purchases and proceeds from sales of investments in the Partnership for the years ended December 31, 2005, 2004 and 2003 were as follows:

	December 31, 2005	December 31, 2004	December 31, 2003

Purchases:	$0	$0	$0
Sales:	$(225,656)	$(241,673)	$(1,208,010)

Note 7:	Financial Highlights

Pruco Life Insurance Company of New Jersey (the “Company” or “Prudential”) sells a number of variable annuity and variable life insurance products. These products have unique combinations of features and fees that are charged against the contract owner’s account balance. Differences in the fee structures result in a variety of unit values, expense ratios and total returns.

The following table was developed by determining which products offered by Pruco Life of New Jersey have the lowest and highest total expense ratio. The summary may not reflect the minimum and maximum contract charges offered by the Company as contract owners may not have selected all available and applicable contract options as discussed in Note 1. The table reflects contract owner units only.

	At year ended			For the year ended

	Units	Unit Value	Net Assets	Investment	Expense Ratio**	Total Return***
	(000’s)	Lowest- Highest	(000’s)	Income Ratio*	Lowest-Highest	Lowest-Highest

December 31, 2005	2,570	$2.33181 to $2.76817	$6,812	4.64%	0.35% to 1.25%	11.76% to 12.76%
December 31, 2004	2,563	$2.08645 to $2.45484	$6,042	4.15%	0.35% to 1.25%	4.74% to 5.68%
December 31, 2003	2,618	$1.99197 to $2.32279	$5,853	5.77%	0.35% to 1.25%	0.98% to 1.89%
December 31, 2002	2,647	$1.97263 to $2.27966	$5,818	5.59%	0.35% to 1.25%	-0.03% to 0.87%
December 31, 2001	2,712	$1.97316 to $2.26011	$5,922	5.89%	0.35% to 1.25%	3.50% to 4.42%

The table above reflects information for units held by contract owners. Pruco Life of New Jersey also maintains a position in the Real Property Account, to provide for property acquisitions and capital expenditure funding needs. Pruco Life of New Jersey held 804,224 875,413, 901,524, 1,393,587 and 1,304,664 units representing $2,112,648, $ 2,040,688, $1,993,278, $3,036,542 and $2,826,338 of net assets as of December 31, 2005, 2004, 2003, 2002 and 2001, respectively. Charges for mortality risk, expense risk and administrative expenses are used by Pruco Life of New Jersey to purchase additional units in its account resulting in no impact of its net assets.

*
This amount represents the proportionate share of the net investment income from the underlying Partnership divided by the total average assets of the Account. This ratio excludes those expenses, such as mortality and expense charges, that result in direct reductions in the unit values.

**
These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Partnership are excluded.

***
These amounts represent the total return for the periods indicated, including changes in the value of the underlying Partnership, and reflect deductions for all items included in the expense ratio. The total return does not include any expense assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented.

Charges and Expenses

A. Mortality Risk and Expense Risk Charges

Mortality risk and expense risk charges are determined daily using an effective annual rate of 0.6%, 0.35%, 0.9% and 0.9% for VAL, VLI, SPVA, SPVL, respectively. Mortality risk is that life insurance contract owners may not live as long as estimated or annuitants may live longer than estimated and expense risk is that the cost of issuing and administering the policies may exceed related charges by Pruco Life of New Jersey. The mortality risk and expense risk charges are assessed through reduction in unit values.

B. Administrative Charges

Administrative charges are determined daily using an effective annual rate of 0.35% applied daily against the net assets representing equity of contract owners held in each subaccount for SPVA and SPVL. Administrative charges include costs associated with issuing the contract, establishing and maintaining records, and providing reports to contract owners. The administrative charge is assessed through reduction in unit values.

A-4 Real Property

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2005

C. Cost of Insurance and Other Related Charges

Contract owner contributions are subject to certain deductions prior to being invested in the Real Property Account. The deductions for VAL and VLI are (1) state premium taxes; (2) sales charges, not to exceed 5% for VAL and 9% for VLI, which are deducted in order to compensate Pruco Life of New Jersey for the cost of selling the contract and (3) transaction costs, applicable to VAL, are deducted from each premium payment to cover premium collection and processing costs. Contracts are also subject to monthly charges for the costs of administering the contract to compensate Pruco Life of New Jersey for the guaranteed minimum death benefit risk. These charges are assesseed through the redemption of units.

D. Deferred Sales Charge

Subsequent to a contract owner redemption, a deferred sales charge is imposed upon surrenders of certain variable life insurance contracts to compensate Pruco Life of New Jersey for sales and other marketing expenses. The amount of any sales charge will depend on the number of years that have elapsed since the contract was issued but will not exceed 45% of one scheduled annual premium for VAL contracts and 9% of the initial premium payment for SPVL. No sales charge will be imposed after the sixth and tenth year of the contract for SPVL and VAL, respectively. No sales charge will be imposed on death benefits. A deferred sales charge is assessed through the redemption of units.

E. Partial Withdrawal Charge

A charge is imposed by Pruco Life of New Jersey on partial withdrawals of the cash surrender value for VAL. A charge equal to the lesser of $15 or 2% will be made in connection with each partial withdrawal of the cash surrender value of a contract. A charge is assessed through the redemption of units.

Note 8:	Related Party

Prudential and its affiliates perform various services on behalf of the Partnership in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions.

A-5 Real Property

Report of Independent Registered Public Accounting Firm

To the Contract Owners of the
Pruco Life of New Jersey Variable Contract Real Property Account
and the Board of Directors of
Pruco Life Insurance Company of New Jersey

In our opinion, the accompanying statements of net assets and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Pruco Life of New Jersey Variable Contract Real Property Account at December 31, 2005 and 2004, and the results of its operations and the changes in its net assets for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of Pruco Life Insurance Company of New Jersey; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of shares at December 31, 2005 with The Prudential Variable Contract Real Property Partnership, provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 30, 2006

A-6 Real Property

                                      THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
                                                         FINANCIAL STATEMENTS

Consolidated Statements of Assets and Liabilities - December 31, 2005 and 2004                       B1

Consolidated Statements of Operations - Years Ended December 31, 2005, 2004 and 2003                 B2

Consolidated Statements of Changes in Net Assets - Years Ended December 31, 2005, 2004 and 2003      B3

Consolidated Statements of Cash Flows - Years Ended December 31, 2005, 2004 and 2003                 B4

Consolidated Schedule of Investments - December 31, 2005 and 2004                                    B5

Notes to Consolidated Financial Statements                                                           B7

Report of Independent Accountants                                                                    B15

                                           INDEX - Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31, 2005	December 31, 2004

ASSETS

REAL ESTATE INVESTMENTS – At estimated market value:
Real estate and improvements
(cost: 12/31/2005 – $183,767,148; 12/31/2004 – $224,584,885)	$178,628,645	$203,246,069
Real estate partnerships and preferred equity investments (cost: 12/31/2005 – $18,578,394;
12/31/2004 – $11,286,826)	14,348,816	12,126,566
Mortgage and other loans receivable (cost: 12/31/2005 – $4,277,769
12/31/2004 – $1,332,060)	4,277,769	1,332,060

Total real estate investments	197,255,230	216,704,695

CASH AND CASH EQUIVALENTS	45,467,485	17,557,182

OTHER ASSETS, NET	3,292,400	6,313,734

Total assets	$246,015,115	$240,575,611

LIABILITIES & PARTNERS' EQUITY

INVESTMENT LEVEL DEBT	$33,195,607	$43,773,767

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	2,545,052	3,096,006

DUE TO AFFILIATES	760,926	721,419

OTHER LIABILITIES	472,336	622,900

MINORITY INTEREST	3,638,343	5,638,458

Total liabilities	40,612,264	53,852,550

COMMITMENTS AND CONTINGENCIES

PARTNERS' EQUITY	205,402,851	186,723,061

Total liabilities and partners' equity	$246,015,115	$240,575,611

NUMBER OF SHARES OUTSTANDING AT END OF PERIOD	6,941,631	7,140,308

SHARE VALUE AT END OF PERIOD	$29.59	$26.15

The accompanying notes are an integral part of these consolidated financial statements.

B-1 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2005	2004	2003

INVESTMENT INCOME:
Revenue from real estate and improvements	$27,087,813	$27,810,539	$26,217,891
Equity in income of real estate partnership	252,618	629,190	560,660
Interest and equity income on mortgage
and other loans receivable	281,134	138,296	—
Income from other real estate investments	—	246,764	—
Interest on short-term investments	1,022,706	251,374	281,943

Total investment income	28,644,271	29,076,163	27,060,494

INVESTMENT EXPENSES:
Operating	7,420,509	7,545,335	5,116,001
Investment management fee	2,845,519	2,666,103	2,493,957
Real estate taxes	2,382,626	2,687,018	2,590,600
Administrative	4,438,482	5,243,944	3,496,973
Interest expense	2,173,789	2,910,841	2,557,294
Minority interest	164,175	223,316	192,260

Total investment expenses	19,425,100	21,276,557	16,447,085

NET INVESTMENT INCOME	9,219,171	7,799,606	10,613,409

REALIZED AND UNREALIZED GAIN (LOSS) ON REAL ESTATE
INVESTMENTS:
Net proceeds from real estate investments sold	55,054,217	7,105,000	5,689,488
Less: Cost of real estate investments sold	47,015,948	7,307,410	6,620,263
Realization of prior years' unrealized
gain (loss) on real estate investments sold	(655,341)	(1,932,410)	(1,396,836)
Minority interest in realized gain (loss) on real estate
investments sold	2,474,788	—	—

NET GAIN (LOSS) REALIZED ON REAL ESTATE INVESTMENTS SOLD	6,218,822	1,730,000	466,061

Change in unrealized gain (loss) on real estate investments	10,475,654	2,457,887	(6,169,630)
Less: Minority interest in unrealized gain (loss) on real estate investments	1,233,857	907,493	763,795

Net unrealized gain (loss) on real estate investments	9,241,797	1,550,394	(6,933,425)

NET REALIZED AND UNREALIZED GAIN (LOSS)
ON REAL ESTATE INVESTMENTS	15,460,619	3,280,394	(6,467,364)

INCREASE (DECREASE) IN NET ASSETS RESULTING
FROM OPERATIONS	$24,679,790	$11,080,000	$4,146,045

The accompanying notes are an integral part of these consolidated financial statements.

B-2 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,

	2005	2004	2003

INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM OPERATIONS:
Net investment income	$9,219,171	$7,799,606	$10,613,409
Net gain (loss) realized on real estate
investments sold	6,218,822	1,730,000	466,061
Net unrealized gain (loss) from real estate
investments	9,241,797	1,550,394	(6,933,425)

Increase (decrease) in net assets
resulting from operations	24,679,790	11,080,000	4,146,045

INCREASE (DECREASE) IN NET ASSETS RESULTING
FROM CAPITAL TRANSACTIONS:
Withdrawals
(2005 -198,677; 2004 -226,527; and
2003 – 278,014 shares, respectively)	(6,000,000)	(6,000,000)	(6,856,490)

Increase (decrease) in net assets
resulting from capital transactions	(6,000,000)	(6,000,000)	(6,856,490)

INCREASE (DECREASE) IN NET ASSETS	18,679,790	5,080,000	(2,710,445)

NET ASSETS – Beginning of period	186,723,061	181,643,061	184,353,506

NET ASSETS – End of period	$205,402,851	$186,723,061	$181,643,061

The accompanying notes are an integral part of these consolidated financial statements.

B-3 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in net assets from operations	$24,679,790	$11,080,000	$4,146,045
Adjustments to reconcile net increase in net assets
to net cash from operating activities
Net realized and unrealized loss (gain)	(15,460,619)	(3,280,394)	6,467,364
Amortization of deferred financing costs	(34,620)	(108,232)	(523,586)
Distributions in excess of (less than) equity in income
of real estate partnership operations	(148,668)	(209,678)	648,193
Minority interest in consolidated partnerships	164,175	223,316	192,260
Bad debt expense	240,176	459,103	185,844
(Increase) decrease in:
Other assets	2,815,778	(304,747)	(502,655)
Increase (decrease) in:
Accounts payable and accrued expenses	(550,954)	97,254	(93,346)
Due to affiliates	39,507	(296,513)	110,429
Other liabilities	(150,564)	(324,210)	35,865

Net cash flows from (used in) operating activities	11,594,001	7,335,899	10,666,413

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from real estate investments sold	41,676,816	7,105,000	5,689,488
Acquisition of real estate and improvements	—	—	(8,008,729)
Additions to real estate and improvements	(6,198,211)	(7,746,015)	(6,963,127)
Contributions to real estate partnerships	(7,142,900)	(467,875)	(1,326,071)
Origination of mortgage loan receivable	(2,945,709)	(1,332,060)	—
Collection of other real estate investments	—	4,975,000	—
Origination of other real estate investments	—	(4,475,000)	(500,000)

Net cash flows from (used in) investing activities	25,389,996	(1,940,950)	(11,108,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Withdrawals	(6,000,000)	(6,000,000)	(6,856,490)
Proceeds from investment level debt	—	8,750,000	8,750,000
Principal payments on investment level debt	(853,525)	(8,910,727)	(514,614)
Contributions from minority interest partners	—	—	242,354
Distributions to minority interest partners	(2,220,169)	(578,854)	(868,559)

Net cash flows from (used in) financing activities	(9,073,694)	(6,739,581)	752,691

NET CHANGE IN CASH AND CASH
EQUIVALENTS	27,910,303	(1,344,632)	310,665

CASH AND CASH EQUIVALENTS – Beginning of period	17,557,182	18,901,814	18,591,149

CASH AND CASH EQUIVALENTS – End of period	$45,467,485	$17,557,182	$18,901,814

The accompanying notes are an integral part of these consolidated financial statements.

B-4 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED SCHEDULE OF INVESTMENTS
				December 31,
			2005 Total Rentable Square Feet Unless Otherwise Indicated (Unaudited)
				2005		2004

Property Name	2005 Ownership	City, State		Cost	Estimated Market Value	Cost	Estimated Market Value

REAL ESTATE INVESTMENTS

OFFICES
750 Warrenville	WO	Lisle, IL	103,193	$23,173,035	$10,000,000	$23,173,036	$10,098,838
Oakbrook Terrace	WO	Oakbrook, IL	123,734	—	—	14,833,796	9,698,734
Summit @ Cornell Oaks	WO	Beaverton , OR	72,109	12,046,574	10,566,213	11,934,209	9,644,005
Westpark	WO	Nashville, TN	97,199	10,903,925	12,600,290	10,708,970	11,151,327
Financial Plaza	WO	Brentwood, TN	98,049	12,333,151	12,300,000	12,333,151	10,966,233

		Offices % as of 12/31/05	22%	58,456,685	45,466,503	72,983,162	51,559,137

APARTMENTS
Brookwood Apartments	WO	Atlanta, GA	240 Units	18,481,376	17,155,625	17,344,994	16,616,914
Dunhill Trace Apartments	WO	Raleigh, NC	250 Units	16,170,782	19,202,057	16,083,715	18,000,660
Riverbend Apartments	CJV	Jacksonville, FL	458 Units	—	—	20,015,959	22,600,000
SIMA Apartments	CJV	Gresham/Salem, OR	493 Units	—	—	12,004,323	13,900,000

		Apartments % as of 12/31/05	18%	34,652,158	36,357,682	65,448,991	71,117,574

RETAIL
King's Market	WO	Rosewell, GA	314,358	37,646,731	27,199,960	33,864,392	21,765,286
Hampton Towne Center	WO	Hampton, VA	174,540	18,035,334	26,100,000	18,031,495	21,000,000
White Marlin Mall	CJV	Ocean City, MD	186,016	15,328,836	21,500,000	15,229,878	19,300,000
Kansas City Portfolio	EJV	Kansas City, KS;MO	487,660	11,413,171	7,183,593	11,286,726	12,126,466
CARS Preferred Equity	PE	Various	N/A	7,165,223	7,165,223	—	—

		Retail % as of 12/31/05	43%	89,589,295	89,148,776	78,412,491	74,191,752

INDUSTRIAL
Smith Road	WO	Aurora, CO	277,930	10,823,619	11,704,500	10,692,625	10,204,072

		Industrial % as of 12/31/05	6%	10,823,619	11,704,500	10,692,625	10,204,072

HOTEL
Portland Crown Plaza	CJV	Portland, OR	161 Rooms	8,823,785	10,300,000	8,334,342	8,300,000

		Hotel % as of 12/31/05	5%	8,823,785	10,300,000	8,334,342	8,300,000

LAND
Gateway Village	EJV	Blue Springs, MO		—	—	100	100

		Land % as of 12/31/05	0%	—	—	100	100

MORTGAGE AND OTHER LOANS RECEIVABLE
Westminster West	Eloan	Westminster, MD		4,277,769	4,277,769	1,332,060	1,332,060

		Mortgage and Other Loans Receivable% as of 12/31/05	2%	4,277,769	4,277,769	1,332,060	1,332,060

Total Real Estate Investments as a Percentage of Net Assets as of 12/31/05			96%	206,623,311	197,255,230	237,203,771	216,704,695

WO – Wholly Owned Investment
CJV – Consolidated Joint Venture
EJV – Joint Venture Investment accounted for under the equity method
Eloan – Mezzanine loan accounted for under the equity method
PE – Preferred equity investments accounted for under the equity method

The accompanying notes are an integral part of these consolidated financial statements.

B-5 Real Property

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED SCHEDULE OF INVESTMENTS

		December 31, 2005		December 31, 2004

	Face Amount	Cost	Estimated Market Value	Cost	Estimated Market Value

CASH AND CASH EQUIVALENTS – Percentage of Net Assets			22.1%		9.4%

Federal Home Loan Bank, 1.75%, January 3, 2006	$488,000	$487,908	$487,908	$—	$—
Federal Home Loan Bank, 0 coupon bond, January 30, 2006	44,184,000	44,033,621	44,033,621	—	—
Federal Home Loan Bank, 6.450%, January 3, 2005	19,457,000	—	—	19,455,135	19,455,135

Total Cash Equivalents		44,521,529	44,521,529	19,455,135	19,455,135

Cash		945,956	945,956	(1,897,953)	(1,897,953)

Total Cash and Cash Equivalents		$45,467,485	$45,467,485	$17,557,182	$17,557,182

The accompanying notes are an integral part of these consolidated financial statements.

B-6 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 1: Organization

On April 29, 1988, The Prudential Variable Contract Real Property Partnership (the “Partnership”), a general partnership organized under New Jersey law, was formed through an agreement among The Prudential Insurance Company of America (“Prudential”), Pruco Life Insurance Company (“Pruco Life”), and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”). The Partnership was established as a means by which assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies could be invested in a commingled pool. The partners in the Partnership are Prudential, Pruco Life and Pruco Life of New Jersey.

The Partnership’s policy is to invest at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.

The estimated market value of the Partnership’s shares is determined daily, consistent with the Partnership Agreement. On each day during which the New York Stock Exchange is open for business, the net asset value of the Partnership is estimated using the estimated market value of its assets, principally as described in Notes 2A, 2B and 2C below, reduced by any liabilities of the Partnership. The periodic adjustments to property values described in Notes 2A, 2B and 2C below and other adjustments to previous estimates are made on a prospective basis. There can be no assurance that all such adjustments to estimates will be made timely.

Shares of the Partnership are held by The Prudential Variable Contract Real Property Account, Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Accounts”) and may be purchased and sold at the then current share value of the Partnership's net assets. Share value is calculated by dividing the estimated market value of net assets of the Partnership as determined above by the number of shares outstanding. A contract owner participates in the Partnership through interests in the Real Property Accounts.

PREI ™ is the real estate advisory unit of Prudential Investment Management, Inc. (“PIM”), which is an indirectly owned subsidiary of Prudential Financial Inc. (“PFI”). PREI ™ provides investment advisory services to the Partnership’s partners pursuant to the terms of the Advisory Agreement as described in Note 10.

Note 2: Summary of Significant Accounting Policies

A:	Basis of Presentation – The accompanying consolidated financial statements of the Partnership have been presented on the market value basis of accounting in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements of Partnership include wholly owned entities, and those real estate partnerships in which the Partnership has a controlling interest. All significant inter-company balances and transactions have been eliminated in consolidation.

B:	Management’s Use of Estimates in the Financial Statements – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

B-7 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 2: Summary of Significant Accounting Policies (continued)

C:	Real Estate Investments – Real estate investments are shown at estimated market value in accordance with the terms of the Partnership’s contracts. Properties owned are initially recorded at the purchase price plus closing costs. Development costs and major renovations are capitalized as a component of cost, and routine maintenance and repairs are charged to expense as incurred. Real estate costs include the cost of acquired property, including all the tangible and intangible assets. Tangible assets include the value of all land, building and tenant improvements at the time of acquisition. Intangible assets include the value of any above and below market leases, in-place leases, and tenant relationships at the time of acquisition. Market value estimates are based upon property appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of PIM is responsible to assure that the valuation process provides independent and reasonable property market value estimates. American Appraisal Associates (the “Appraisal Management Firm”), an entity not affiliated with PIM, has been appointed by PIM to assist the Chief Real Estate Appraiser in maintaining and monitoring the independence and the accuracy of the appraisal process. Unless a property is currently held for sale, the market value of real estate investments does not reflect the transaction sale costs, which may be incurred upon disposition of the real estate investments.

Unconsolidated real estate partnerships are valued at the Partnership’s equity in net assets as reflected in the partnerships' financial statements with properties valued as described above. Under the equity method, the investment is initially recorded at the original investment amount, plus or minus additional amounts invested or distributed, and is subsequently adjusted for the Partnership’s share of undistributed earnings or losses (including unrealized appreciation and depreciation) from the underlying entity.

Land and redevelopment properties held for future development via a forward contract are carried at cost plus cost incurred to hold the land and redevelopment properties as stated in the take out provisions of the contract.

As described above, the estimated market value of real estate and real estate related assets is determined through an appraisal process. These estimated market values may vary significantly from the prices at which the real estate investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller and could be material to the consolidated financial statements. Although the estimated market values represent subjective estimates, management believes these estimated market values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented as of December 31, 2005, and 2004.

D:	Other Real Estate Investments – Other real estate investments include short term notes receivable, which are valued at the amount due and approximate market value.

E:	Cash and Cash Equivalents – Cash and cash equivalent are comprised of all short-term investments and investments in money market funds with a maximum maturity of three months. Cash equivalents consist of investments in the Prudential Investment Liquidity Pool offered and managed by an affiliate of PFI and are accounted for at market value.
F:	Marketable Securities – Marketable securities are highly liquid investments with maturities of more than three months when purchased and are carried at estimated market value.

B-8 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 2: Summary of Significant Accounting Policies (continued)

G:	Other Assets – Cash of $156,268 and $212,989 was maintained by the wholly owned and consolidated properties at December 31, 2005 and 2004, respectively, for tenant security deposits and is included in Other Assets on the Consolidated Statements of Assets and Liabilities. Other assets also includes tenant receivable and is net of allowance for uncollectible accounts of $51,162 and $46,690 at December 31, 2005 and 2004, respectively.

H:	Investment Level Debt – Investment level debt is stated at the principal amount of the obligations outstanding. At times the Partnership may assume debt in connection with the purchase of real estate. For debt assumed, the Partnership allocates a portion of the purchase price to the below/above market debt and amortizes the premium/discount over the remaining life of the debt.

I:	Deferred Financing Costs – Included in Other Assets are deferred financing costs amounting to $246,495 and $391,666 which are net of accumulated amortization of $80,227 and $878,316 as of December 31, 2005 and 2004, respectively, and which are being amortized over the term of the related obligation.

J:	Revenue Recognition – Revenue from real estate is recognized when earned in accordance with the terms of the respective leases. Revenue from certain real estate investments is net of all or a portion of related real estate expenses, as lease arrangements vary as to responsibility for payment of these expenses between tenants and the Partnership. Since real estate is stated at estimated market value, net income is not reduced by depreciation or amortization expense.

K:	Equity in Income of Real Estate Partnership – Equity in income from real estate partnership operations represents the Partnership’s share of the current year’s partnership income as provided for under the terms of the partnership agreements. As is the case with wholly owned real estate, partnership net income is not reduced by depreciation or amortization expense. Frequency of distribution of income is determined by formal agreements or by the executive committee of the partnership.

L:	Federal Income Taxes – The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income and capital gains and losses of the Partnership are attributed, for federal income tax purposes, to the Partners in the Partnership. The Partnership may be subject to state and local taxes in jurisdictions in which it operates.

Note 2: Summary of Significant Accounting Policies (continued)

M:	New Accounting Pronouncements – FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”) was issued in January 2003. In December 2003, FASB issued a revised interpretation of FIN 46 (“FIN 46-R”), which supersedes FIN 46.

FIN 46-R defers the effective date for applying the provisions of FIN-46 for those companies currently accounting for their investments in accordance with the AICPA Audit and Accounting Guide, “Audits of Investment Companies” (the “Audit Guide”). The effective date is delayed while the AICPA finalizes the proposed Statement of Position (“SOP”) on the clarification of the scope of the Audit Guide. Following the issuance of the final SOP, the FASB will consider modifying FIN 46-R to provide an exception for companies that apply the Audit Guide. The Partnership is awaiting the final determination from the FASB in order to evaluate the extent in which, if any, its equity investments may need to be consolidated as a result of this FIN 46-R.

Note 3: Disclosure of Supplemental Cash Flow Information and Non-Cash Investing and Financing Activity

Cash paid for interest during the years ended December 31, 2005, 2004, and 2003 was $2,324,397, $2,595,651, and $2,462,387, respectively.

During the fourth quarter of 2005, a minority interest partner bought out the Account’s investment in a consolidated real estate partnership resulting in net proceeds of $15.9 million. This transaction resulted in the assumption of a mortgage loan by the partner of approximately $10.0 million and a reduction of the partner’s minority interest of $3.7 million.

B-9 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 4: Real Estate Partnership and Preferred Equity Investments

Real estate partnership and preferred equity investments are valued at the Partnership’s equity in net assets as reflected by the partnership’s financial statements with properties valued as indicated in Note 2C above. The Partnership’s combined financial position and results of operations are summarized as follows (in 000’s):

	December 31,
	2005	2004

Partnership Assets and Liabilities
Real estate at estimated market value	$34,365	$34,200
Other assets	1,384	1,217

Total assets	35,749	35,417

Investment level debt	18,272	18,564
Other liabilities	551	370

Total liabilities	18,823	18,934

Net assets	$16,926	$16,483

Partnership's share of net assets	$14,349	$12,127

	Year Ended December 31,
	2005	2004	2003
Partnership Operations
Rental revenue	$4,115	$3,125	$3,114
Other revenue	—	1,710	1,360

Total revenue	4,115	4,835	4,474

Real estate expenses and taxes	2,326	2,481	2,196
Interst Expense	1,477	1,500	1,555

Total Expenses	3,803	3,981	3,751

Net Investment Income	$312	$854	$723

Partnership's equity in income of real estate partnerships	$253	$629	$561

B-10 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 5: Investment Level Debt

Debt includes mortgage loans payable as summarized below (in 000’s):

	As of 12/31/05		As of 12/31/04	As of 12/31/05

	100% Principal Balance Outstanding	Partnership's Share of Principal Balance Outstanding [1]	100% Principal Balance Outstanding	Interest Rate [2]	Maturity Date	Terms [3]

Mortgages of Wholly Owned Properties & Consolidated Partnerships
Jacksonville, FL	$–	$–	$10,000	–	–	–
Hampton, VA	8,671	8,671	9,075	6.75%	2018	PP, P&I
Ocean City, MD	7,025	5,220	7,199	7.24%	2008	PP, P&I
Raleigh, NC	8,750	8,750	8,750	3.09%	2008	PP, I
Atlanta, GA	8,749	8,749	8,750	4.90%	2009	PP, P&I

Total	$33,196	$31,390	$43,774

Mortgages on Equity Partnerships
Kansas City, MO - Ten Quivira	$6,575	$4,839	$6,680	8.16%	2007	PP, P&I
Kansas City, MO- Ten Quivira Parcel	946	696	961	8.16%	2007	PP, P&I
Kansas City, MO - Cherokee Hill	3,032	2,232	3,083	7.79%	2007	PP, P&I
Kansas City, KS - Devonshire	2,108	1,551	2,140	8.16%	2007	PP, P&I
Kansas City, MO - Brywood Center	5,611	4,130	5,700	8.16%	2007	PP, P&I

Total	$18,272	$13,448	$18,564

1.	Represents the Partnership's interest in the loan based upon the estimated percentage of net assets which would be distributed to the Partnership if the partnership were liquidated at December 31, 2005. It does not represent the Partnership's legal obligation.

2.	The Partnership's weighted average interest rate at December 31, 2005 and 2004 were 6.14% and 5.84%, respectively. The weighted average interest rates were calculated using the Partnership's annualized interest expense for each loan (derived using the same percentage as that in (*) above) divided by the Partnership's share of total debt.

3.	Loan Terms PP=Prepayment penalties applicable to loan, I=Interest only, P&I=Principal and Interest

Note 5: Investment Level Debt, (continued)

As of December 31, 2005, mortgage loans payable on wholly owned properties and consolidated partnerships are payable as follows:

Year Ending December 31,	(in 000's)

2006	$549
2007	588
2008	16,026
2009	9,277
2010	565
Thereafter	6,191

Total	$33,196

The mortgage loans payable of wholly owned properties and consolidated partnerships are secured by real estate investments with an estimated market value of $84.0 million.

As of December 31, 2005, principal amounts of mortgage loans payable on the equity partnerships are payable as follows:

	100% Loan Balance	Partnership's Share
Year Ending December 31,	(in 000's)	(in 000's)

2006	$291	$214
2007	17,981	13,234

Total	$18,272	$13,448

B-11 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 5: Investment Level Debt (continued)

Based on borrowing rates available to the Partnership at December 31, 2005 for loans with similar terms and average maturities, the Partnership’s mortgages on wholly owned properties and consolidated partnerships have an estimated fair value of approximately $33.8 million, and a carrying value of $33.2 million. The Partnership’s share of equity partnership debt has an estimated fair value of approximately $13.2 million and a carrying value of $13.4 million. Different assumptions or changes in future market conditions could significantly affect estimated fair value.

Note 6: Purchase Commitment Obligations

Purchase commitments includes forward commitments without conditions waived, commitments to purchase real estate and/or fund additional expenditures on previously acquired properties and loan take out agreements. Certain purchases of real estate are contingent on a developer building the real estate according to plans and specifications outlined in the pre-sale agreement or the property achieving a certain level of leasing. It is anticipated that funding will be provided by operating cash flow, real estate investment sales and deposits from the Partnership.

As of December 31, 2005, the Partnership had the following outstanding purchase commitments:

Commitments
Property Type	(000's)

Apartments	$20,805
Retail	23,044

Total	$43,849

NOTE 7: Concentration of Risk on Real Estate Investments

At December 31, 2005, the Partnership had real estate investments located throughout the United States. The diversification of the Partnership’s holdings based on the estimated market values and established NCREIF regions is as follows:

	Estimated
	Market Value
Region	(in 000's)	Region %

East North Central	$10,000	5.07%
Mideast	71,080	36.03%
Midwest	1,053	0.53%
Mountain	11,705	5.93%
Northeast	1,469	0.74%
Northwest	107	0.05%
Pacific	20,866	10.58%
Southeast	71,119	36.05%
Southwest	1,777	0.90%
West	896	0.45%
West North Central	7,184	3.64%

Total	$197,255	100.00%

B-12 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

NOTE 7: Concentration of Risk on Real Estate Investments, (continued)

The allocations on the previous page are based on (1) 100% of the estimated market value of wholly-owned properties and consolidated joint ventures and mortgage and other loans receivable, and (2) the estimated market value of the Partnership’s net equity in non-consolidated ventures.

Note 8: Leasing Activity

The Partnership leases space to tenants under various operating lease agreements. These agreements, without giving effect to renewal options, have expiration dates ranging from 2006 to 2025. At December 31, 2005, the aggregate future minimum base rental payments under non-cancelable operating leases for wholly owned and consolidated joint venture properties by year are as follows:

Year Ending December 31,	(in 000's)

2006	$11,829
2007	11,218
2008	10,252
2009	7,458
2010	6,188
Thereafter	18,316

Total	$65,261

Note 9: Commitments and Contingencies

In 1986, Prudential committed to fund up to $100 million to enable the Partnership to acquire real estate investments. Contributions to the Partnership under this commitment have been utilized for property acquisitions, and were to be returned to Prudential on an ongoing basis from contract owners’ net contributions and other available cash. The amount of the commitment has been reduced by $10 million for every $100 million in current value net assets of the Partnership. As of December 31, 2005, the cost basis of Prudential’s equity interest in the Partnership under this commitment (held through the Real Property Accounts) was $44.2 million. Prudential terminated this commitment on December 31, 2002.

The Partnership is subject to various legal proceedings and claims arising in the ordinary course of business. These matters are generally covered by insurance. In the opinion of Prudential's management, the outcome of such matters will not have a significant effect on the financial position of the Partnership.

Note 10: Other Related Party Transactions

Pursuant to an investment management agreement, PIM charges the Partnership a daily investment management fee at an annual rate of 1.25% of the average daily gross asset valuation of the Partnership. For the years ended December 31, 2005, 2004 and 2003 management fees incurred by the Partnership were $2.8 million, $2.7 million, and $2.5 million for each of the years, respectively.

B-13 Real Property

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
For Years Ended December 31, 2005, 2004, and 2003

Note 10: Other Related Party Transactions, continued

The Partnership also reimburses PIM for certain administrative services rendered by PIM. The amounts incurred for the years ended December 31, 2005, 2004 and 2003 were $123,630; $141,130; and $132,380, respectively, and are classified as administrative expenses in the Consolidated Statements of Operations.

During the years ended December 31, 2005, 2004 and 2003, the Partnership made the following distributions to the Partners:

Year Ended December 31,	(000's)

2005	$6,000
2004	$6,000
2003	$6,856

Note 11:	Financial Highlights

	For the Year Ended December 31,
	2005	2004	2003	2002	2001

Per Share(Unit) Operating Performance:
Net Asset Value, beginning of period	$26.15	$24.66	$24.11	$23.82	$22.74
Income From Investment Operations:
Investment income, before management fee	1.67	1.44	1.71	1.63	1.66
Management fee	(0.40)	(0.36)	(0.33)	(0.30)	(0.30)
Net realized and unrealized gain (loss) on investments	2.17	0.41	(0.83)	(1.04)	(0.28)

Net Increase in Net Assets Resulting from Operations	3.44	1.49	0.55	0.29	1.08

Net Asset Value, end of period	$29.59	$26.15	$24.66	$24.11	$23.82

Total Return, before Management Fee (a):	14.76%	7.61%	3.63%	2.52%	6.14%
Ratios/Supplemental Data:
Net Assets, end of period (in millions)	$205	$187	$182	$184	$198
Ratios to average net assets (b):
Total Portfolio Level Expenses	1.46%	1.43%	1.35%	1.28%	1.27%
Net Investment Income	4.89%	5.76%	7.12%	6.85%	7.11%

(a)	Total Return, before management fee is calculated by geometrically linking quarterly returns which are calculated using the formula below:
Net Investment Income + Net Realized and Unrealized Gains/(Losses)
Beg. Net Asset Value + Time Weighted Contributions – Time Weighted Distributions
(b)	Average net assets are based on beginning of quarter net assets.

B-14 Real Property

Report of Independent Registered Public Accounting Firm

To the Partners of The Prudential
Variable Contract Real Property Partnership:

In our opinion, the accompanying consolidated statements of assets and liabilities, including the schedule of investments, and the related consolidated statements of operations, of changes in net assets and of cash flows present fairly, in all material respects, the financial position of The Prudential Variable Contract Real Property Partnership (the "Partnership") at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of The Prudential Insurance Company of America; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 28, 2006

B-15 Real Property

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.

New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(c) to its Form S-6, Registration No. 333-85117, filed August 13, 1999 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. NOT APPLICABLE

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

(1A)   Distribution    Agreement   between   Pruco Securities        Incorporated by reference to  Post-Effective Amendment No.
LLC and Pruco Life Insurance  Company of New Jersey                  24 to Form S-6, Registration  No. 2-81243,  filed April
with respect to the  Pruco Life of New Jersey Variable               29, 1997  on  behalf  of  the  Pruco Life of New Jersey
Insurance Account.                                                   Variable Insurance Account.

(1B)   Distribution    Agreement   between   Pruco Securities        Incorporated by reference to Post-Effective Amendment No.
LLC and Pruco Life Insurance  Company of New Jersey                  26 to Form S-6, Registration No. 2-89780,  filed April 28, 1997,
with respect to the Pruco Life of New Jersey Variable                on behalf of the Pruco Life of New Jersey Variable Appreciable Account.
Appreciable Account.

(1C)   Distribution Agreement between Pruco Securities               Incorporated by reference to Post-Effective Amendment No. 9
LLC and Pruco Life Insurance Company of New Jersey                   to this Registration Statement, filed April 9, 1997 on behalf
with respect to the Pruco Life of New Jersey Single Premium          of the Pruco Life of New Jersey Variable Contract Real
Variable Life Account and Pruco Life of New Jersey Single            Property Account.
Premium Variable Annuity Account.

(3A) Articles of Incorporation of Pruco Life Insurance               Incorporated by reference to Post-Effective Amendment No. 26
Company of New Jersey, as amended March 11, 1983.                    to Form S-6, Registration No. 2-89780, filed April 28, 1997 on behalf of the Pruco Life of New Jersey Variable Appreciable
                                                                     Account.

(3B) Certificate of Amendment of the Articles of Incorporation       Incorporated by reference to Post-Effective Amendment
of Pruco Life Insurance Company of New Jersey,                       No. 12 to this Registration Statement, filed April 16, 1999
February 12, 1998.                                                   on behalf of the Pruco Life of New Jersey Variable Contract
                                                                     Real Property Account.

(3C) By-Laws of Pruco Life Insurance Company of New Jersey,          Incorporated by reference to  Form S-6, Registration No.
as amended August 4, 1999.                                           333-85117, filed August 13, 1999 on behalf of the Pruco
                                                                     Life of New Jersey Variable Appreciable Account.

(3D)  Resolution  of the Board of  Directors  establishing           Incorporated by reference to Post-Effective Amendment No. 9
the Pruco Life of New Jersey Variable Contract Real Property         to this Registration Statement, filed April 9, 1997 on behalf
Account.                                                             of the Pruco Life of New Jersey Variable Contract Real Property Account.

(4A)Variable Life Insurance Contract.                                Incorporated by reference to Post-Effective Amendment No. 24 to Form S-6, Registration No. 2-81243, filed April 29, 1997 on behalf of the Pruco Life of New Jersey
                                                                     Variable Insurance Account.

(4B)(i) Revised Variable Appreciable Life Insurance                  Incorporated by reference to Post-Effective Amendment No. 26
Contract with fixed death benefit.                                   to Form S-6, Registration  No. 2-89780,  filed April 28, 1997 on  behalf  of  the  Pruco Life of New Jersey Variable
                                                                     Appreciable Account.

(4B)(ii)  Revised Variable Appreciable Life Insurance                Incorporated by reference to Post-Effective  Amendment No. 26
Contract with variable death benefit.                                to Form S-6,  Registration  No.  2-89780,  filed April 28, 1997 on  behalf  of  the  Pruco Life of New Jersey Variable Appreciable Account.

(4C) Single Premium Variable Annuity Contract.                       Incorporated by reference to Post-Effective Amendment No. 9 to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.

(4D)Flexible Premium Variable Life Insurance Contract.               Incorporated by reference to Post-Effective Amendment No. 9 to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.

(5) Opinion and Consent of Clifford E. Kirsch,  Esq., as to the      Filed herewith.
legality of the securities being registered.

(10A)  Investment   Management   Agreement  between  Prudential      Incorporated by reference to Post-Effective Amendment No. 16
Investment   Management,   Inc.  and  The  Prudential  Variable      to Form S-1, Registration No. 33-20083-01, filed April 10, 2003
Contract Real Property Partnership.                                  on behalf of The Prudential Variable Contract real Property
                                                                     Account.

(10B)  Administrative Service  Agreement  among PIM, Prudential      Incorporated by reference to Post-Effective Amendment No. 17 to
Insurance Company of America, Pruco Life Insurance Company, and      Form S-1, Registration No.33-20083-01, filed April 12, 2004
Pruco Life Insurance Company of New Jersey.                          on behalf of the Prudential Variable Contract Real Property Account.

(10C)   Partnership   Agreement  of  The  Prudential   Variable      Incorporated by reference to Post-Effective Amendment No. 9
Contract Real Property Partnership.                                  to this Registration Statement, filed April 9, 1997 on behalf of the Pruco Life of New Jersey Variable Contract Real Property
                                                                     Account.

(23A)   Written   consent   of   PricewaterhouseCoopers LLP,         Filed herewith.
independent registered public accounting firm.

(23B) Written consent of Clifford E. Kirsch, Esq.                    Incorporated by reference to Exhibit (5) hereto.

(24) Powers of Attorney:

(A)  David R. Odenath, Jr.                                           Incorporated by reference to  Pre-Effective  Amendment No.
                                                                     1 to Form S-6,  Registration  No.  333-49334, filed
                                                                     February 8, 2001 on behalf of the Pruco Life of New Jersey
                                                                     Variable Appreciable Account.

(B)  James J. Avery, Jr.                                             Incorporated by reference to Post-Effective Amendment No. 10 to this Registration Statement, filed April 9, 1998
                                                                     on behalf of the Pruco Life of New Jersey Variable Contract
                                                                     Real Property Account.

(C)  Ronald P. Joelson                                               Incorporated by reference to Post-Effective Amendment No. 14 to this Registration Statement, filed April 10, 2001 on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.

(D)  Helen M. Galt                                                   Incorporated by reference to Post-Effective Amendment No. 5 to
                                                                     Form S-6, Registration No. 333-85117, filed June 28, 2001 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.

(E)  John Chieffo, C. Edward Chaplin, Bernard J. Jacob               Incorporated by reference to Post-Effective Amendment No. 13 to
                                                                     Form N-4, Registration No. 333-49230, filed January 20, 2005 on behalf of the Pruco Life of New Jersey Flexible Premium Variable
                                                                     Annuity Account.

(b)  Financial Statement Schedules:
     Schedule III-Real Estate Owned by The Prudential  Variable
     Contract  Real  Property   Partnership   and   independent      Filed herewith.
     accountant's report thereon.

ITEM 17. UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

The undersigned Registrant hereby undertakes (a) to file any prospectuses required by Section 10(a) (3) of the Securities Act of 1933 as Post-Effective Amendments to this Registration Statement, (b) that for the purposes of determining any liability under the 1933 Act, each such Post-Effective Amendment may be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be in the initial bona fide offering thereof, (c) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (d) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (e) to remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at such time as the offering of such securities may be terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pruco Life Insurance Company of New Jersey has duly caused this Post-Effective Amendment No. 19 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 10th day of April, 2006.

Pruco Life Insurance Company of New Jersey
In Respect of
Pruco Life of New Jersey
Variable Contract Real Property Account

By: /s/Nancy D. Davis
Nancy D. Davis
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 19 to the Registration Statement has been signed below by the following Directors and Officers of Pruco Life Insurance Company of New Jersey in the capacities indicated on this 10th day of April, 2006.

         Signature and Title

/s/*____________________________
Bernard J. Jacob
President and Director

/s/*____________________________
John Chieffo
Vice President and Chief Financial Officer

/s/*____________________________
James J. Avery, Jr.
Director

/s/*____________________________                             * By:  /s/ Thomas C. Castano
C. Edward Chaplin                                                        Thomas C. Castano
Director                                                                (Attorney-in-Fact)

/s/*____________________________
Helen M. Galt
Director

/s/*____________________________
Ronald P. Joelson
Director

/s/*____________________________
David R. Odenath, Jr.
Director

EXHIBIT INDEX

(a)    (5)      Opinion  and  Consent of Clifford  E.  Kirsch,  Esq., as to the  legality of the         II-
                securities being registered.

       (23A)    Written consent of PricewaterhouseCoopers LLP, independent registered public             II-
                accounting firm.

(b)    Financial Statement Schedules:
       Schedule  III-Real  Estate  Owned by The  Prudential  Variable  Contract  Real  Property         II-
       Partnership and independent accountant's report thereon.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
SCHEDULE III – REAL ESTATE OWNED: PROPERTIES
DECEMBER 31, 2005

		Initial Costs to the Partnership				Gross Amount at Which Carried at Close of Year

Description	Encumbrances at 12/31/05	Land	Building & Improvements	Costs Capitalized Subsequent to Acquisition		Land	Building & Improvements	Total	Year of Construction	Date Acquired

Properties:

Office Building Lisle, IL	None	1,780,000	15,743,881	5,649,154		1,949,206	21,223,829	23,173,035	1985	Apr., 1988

Garden Apartments Atlanta, GA	8,749,000	3,631,212	11,168,904	3,681,260	(b)	4,860,054	13,621,322	18,481,376	1987	Apr., 1988

Retail Shopping Center Roswell, GA	None	9,454,622	21,513,677	6,678,432		11,135,594	26,511,137	37,646,731	1988	Jan., 1989

Garden Apartments Raleigh, NC	8,750,000	1,623,146	14,135,553	412,083		1,707,038	14,463,744	16,170,782	1995	Jun., 1995

Office Building Nashville, TN	None	1,797,000	6,588,451	2,518,474		1,855,338	9,048,587	10,903,925	1982	Oct., 1995

Retail Shopping Center Ocean City, MD	7,025,473	1,517,099	8,495,039	5,316,698		1,517,099	13,811,737	15,328,836	1986	Nov., 2002

Hotel Portland, OR	—	1,500,000	6,508,729	815,056		1,500,000	7,323,785	8,823,785	1989	Dec., 2003

Office Building Beaverton, OR	None	816,415	9,897,307	1,332,852		845,887	11,200,687	12,046,574	1995	Dec., 1996

Industrial Building Aurora, CO	None	1,338,175	7,202,411	2,283,033		1,415,159	9,408,460	10,823,619	1997	Sep., 1997

Office Complex Brentwood, TN	None	2,425,000	7,063,755	2,844,396		2,463,600	9,869,551	12,333,151	1987	Oct., 1997

Retail Shopping Center Hampton, VA	8,671,134	2,339,100	12,767,956	2,928,278		4,839,418	13,195,916	18,035,334	1998	May, 2001

	33,195,607	28,221,769	121,085,663	34,459,716		34,088,393	149,678,755	183,767,148

		2005	2004	2003

(a)	Balance at beginning of year	224,584,885	223,943,870	215,592,277
	Additions:
	Acquisitions		—	8,008,729
	Improvements, etc.	6,187,973	7,502,358	6,942,346

	Deletions:
	Sale	(47,005,710)	(6,861,343)	(6,599,482)

	Balance at end of year	183,767,148	224,584,885	223,943,870

(b)	Net of $1,000,000 settlement received from lawsuit.

Mortgage Loan Receivable

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 2005

Description	Interest Rate	Final Maturity Date	Periodic payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal amount of Loans Subject to Delinquent Principal or Interest

Loans Receivables:

Westminster West
Westminster, MD	10.00%	1/11/2007	I only	—	4,277,769	4,277,769	—

				—	4,277,769	4,277,769	—

			2005	2004

		Balance at beginning of year	1,332,060	0
		Additions during the period:
		New Mortgage loans
		Other – drawdown on loan	2,752,035	1,277,764
		Other – accrued interest	493,674	54,296
		Deductions during the period:
		Cost of real estate sold
		Foreclosures
		Cost of mortgages sold
		Amortization of premium
		Other – accrued interest payment	(300,000)

		Balance at end of year	4,277,769	1,332,060

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedules

To the Partners of The Prudential

Variable Contract Real Property Partnership:

Our audits of the consolidated financial statements referred to in our report dated February 28, 2006 appearing in the Annual Report also included an audit of the financial statement schedules listed in this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2006